UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.       )
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IDENIX PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Idenix Stockholder:

Please join us for the 2010 Annual Meeting of Stockholders of Idenix Pharmaceuticals, Inc. The annual meeting will be held on Thursday, June 3, 2010 at 9:00 a.m., at the offices of WilmerHale, located at 60 State Street, Boston, Massachusetts 02109.

At this year’s annual meeting, we will consider and act upon the following matters:

1.	To elect nine directors;

2.	To ratify the appointment of our independent registered public accounting firm;

3.	To approve an amendment to our 2005 Stock Incentive Plan increasing the number of shares of common stock authorized for issuance thereunder from 6,000,000 to 9,000,000 shares; and

4.	To transact any other business that may properly come before the meeting.

Additional information about the items of business to be discussed at our annual meeting is given in the attached Notice of Annual Meeting and Proxy Statement.

I urge you to carefully review the proxy materials and to vote FOR the election of the director nominees, FOR ratification of the appointment of our independent registered public accounting firm, and FOR the amendment to our 2005 Stock Incentive Plan.

On behalf of the Idenix board of directors, employees and management, I thank you for your support and confidence. We look forward to seeing you at the annual meeting.

Very truly yours,

JEAN-PIERRE SOMMADOSSI
 Chairman and Chief Executive Officer

April 30, 2010

IDENIX PHARMACEUTICALS, INC.
60 Hampshire Street
Cambridge, Massachusetts 02139

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Date	June 3, 2010

Time	9:00 a.m. (eastern daylight time)

Place	WilmerHale 60 State Street Boston, Massachusetts 02109

Items of Business	1. To elect nine directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2010;

3. To approve an amendment to our 2005 Stock Incentive Plan increasing the number of shares of common stock authorized for issuance thereunder from 6,000,000 to 9,000,000 shares; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date	You are entitled to notice of, and to vote at the annual meeting and any adjournments of that meeting, if you were a stockholder of record at the close of business on April 9, 2010.

Voting by Proxy
Please submit the enclosed proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions regarding voting, please refer to the Questions and Answers beginning on page 1 of the Proxy Statement and the instructions on your proxy card.

Submitting your proxy will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy or notifying the inspector of elections in writing of such revocation.

By Order of the Board of Directors,

John F. Weidenbruch,  Secretary
Cambridge, Massachusetts
April 30, 2010

TABLE OF CONTENTS
PROXIES AND VOTING	1
Householding of Annual Meeting Materials	4
PROPOSAL 1 — ELECTION OF DIRECTORS	4
DIRECTOR COMPENSATION	9
CORPORATE GOVERNANCE	11
Corporate Governance Guidelines	11
Director Independence	11
Meetings of Independent Directors	11
Director Attendance at Annual Meetings of Stockholders	11
Board of Directors	11
Board Leadership Structure	12
Committees of Our Board of Directors	12
Information About Our Nominating Process	13
Director Qualification Standards	14
Communicating with the Board of Directors	14
Policy on Business Conduct and Ethics	15
Oversight of Risk	15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15
Beneficial Ownership Table	15
Executive Officers	17
COMPENSATION DISCUSSION AND ANALYSIS	18
Executive Summary	18
Overview of Our Philosophy and Procedures for Determining Executive Compensation	18
Review of Management’s Actual Performance Compared to Pre-Determined Goals	20
2009 Corporate Objectives	21
Components of Our Executive Compensation Program	22
Stock Option Grant Practices	25
Stock Option Grants for Fiscal 2009 and Target Grants for Fiscal 2010	26
Benefits	26
Severance and Change-in-Control Payments	27
Tax Considerations	28
Summary	28
EXECUTIVE COMPENSATION	29
Compensation Summary	29
Grants of Plan-Based Awards	30
Outstanding Equity Awards at Fiscal Year-End	31
Option Exercises and Stock Vested	32
Potential Payments Upon Termination or Change in Control	33
Compensation Committee Interlocks and Insider Participation	34
Equity Compensation Plan Information	34
COMPENSATION COMMITTEE REPORT	35
AUDIT COMMITTEE REPORT	36
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	37
Policies and Procedures for Related Person Transactions	37
Relationship with Novartis Pharma AG	38
Employment Agreements	41
Registration Rights	42
PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	43
Principal Accounting Fees and Services	43
Pre-Approval Policies and Procedures	43
PROPOSAL 3 – APPROVAL OF AMENDMENT TO 2005 STOCK INCENTIVE PLAN	44
OTHER INFORMATION	49
Other Matters	49
Section 16(a) Beneficial Ownership Reporting Compliance	49
Stockholder Proposals for 2010 Annual Meeting	49
APPENDIX A — 2005 Stock Incentive Plan and Amendment No. 1 and Amendment No. 2	50

IDENIX PHARMACEUTICALS, INC.

60 Hampshire Street
Cambridge, Massachusetts 02139

Proxy Statement for the 2010 Annual Meeting of Stockholders
To Be Held on June 3, 2010

PROXIES AND VOTING

This proxy statement contains information about the 2010 annual meeting of stockholders of Idenix Pharmaceuticals, Inc. We are holding the meeting on Thursday, June 3, 2010 at 9:00 a.m. (eastern daylight time) at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109.

Directions to the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109 are available at the WilmerHale website at http://www.wilmerhale.com/offices/offices/visitingus.aspx?officeid=1.

In this proxy statement, references to “Idenix”, “we”, “us” and “our” refer to Idenix Pharmaceuticals, Inc.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
 FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2010

This proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2009 are available for viewing, printing and downloading at http://www.idenix.com/InvestorRelations/2010proxy and www.edocumentview.com/IDIX.

Additionally, you can find our Annual Report on Form 10-K for the year ended December 31, 2009 through the Securities and Exchange Commission’s electronic data system, called EDGAR, at www.sec.gov. You may obtain additional printed copies of our Annual Report on Form 10-K, free of charge, by sending a written request to: Idenix Pharmaceuticals, Inc., attention: Investor Relations, 60 Hampshire Street, Cambridge, Massachusetts 02139. Exhibits will be provided upon written request and payment of an appropriate processing fee.

    The notice of annual meeting, this proxy statement and our annual report to stockholders (which includes our annual report on Form 10-K for the year ended December 31, 2009), are being mailed to stockholders on or about April 30, 2010.

References to our website are inactive textual references only and the contents of our website should not be deemed to be incorporated by reference into this proxy statement.

Q.	Who can vote at the annual meeting?

A.
To be able to vote, you must have been a stockholder of record at the close of business on April 9, 2010, the record date for our annual meeting. On that date, 66,373,742 shares of common stock were issued and outstanding and entitled to vote at the annual meeting.

If you were a stockholder of record on that date, you are entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting.

Q.	What are the voting rights of the holders of common stock?

A.
Each outstanding share of our common stock entitles the holder to one vote on each proposal considered at the annual meeting. We have no other securities authorized which would entitle a holder to vote at the meeting.

Q.	What is a proxy card?

A.
The proxy card enables you to appoint Jean-Pierre Sommadossi, our chief executive officer, and John Weidenbruch, our executive vice president and general counsel, as your representatives at the annual meeting. By completing and returning the proxy card, you are authorizing Dr. Sommadossi or Mr. Weidenbruch to vote your shares at the meeting as you have instructed on the proxy card. If you do not specify on the proxy card how your shares should be voted, they will be voted as recommended by our board of directors. By returning the proxy card to us, you can vote your shares whether or not you attend the meeting.

Q.	What am I voting on?

A.	We are asking you to vote on:

• the election of directors for a one-year term;

• the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2010; and

• an amendment to our 2005 Stock Incentive Plan increasing the number of shares of common stock authorized for issuance thereunder from 6,000,000 to 9,000,000.

Q.	How do I vote?

A.	If you are a record holder, meaning your shares are registered in your name, you may vote:

(1) By Mail:  Complete, date and sign the enclosed proxy card and mail it in the enclosed postage paid envelope. Your shares will be voted according to your instructions. If you do not specify how your shares should be voted, they will be voted as recommended by our board of directors.

(2) In Person at the Meeting:  If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for you by a broker, bank or other nominee, you may vote:

(1) By Mail:  You will receive instructions from your broker, bank or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(2) In Person at the Meeting:  Contact the broker, bank or other nominee who holds your shares to obtain a proxy card and bring it with you to the meeting.  You will not be able to vote in person at the meeting unless you have obtained from the broker, bank or other nominee a proxy issued in your name giving you the right to vote your shares.

Q.	How may I change or revoke my proxy?

A.	You may change or revoke your proxy at any time before the meeting. To do so, you must do one of the following:

(1)
Provide written notice to us in time for receipt prior to the meeting that you wish to revoke your proxy. Such notice should be sent to us c/o Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139.

(2)
Sign a new proxy and submit it to us c/o Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139 in time for receipt prior to the meeting. Only the most recently dated proxy will be counted.

(3)	Attend the meeting, request that your proxy be revoked and vote in person as instructed above. Attending the meeting will not revoke your proxy unless you specifically request such revocation.

Q.	Will my shares be voted if I do not return my proxy?

A.	If your shares are registered directly in your name, your shares will not be voted if you do not vote either by returning your proxy or voting in person by ballot at the meeting.

If your shares are held in “street name,” we encourage you to provide voting instructions to your broker, bank or other nominee by giving your proxy to them.  If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.  If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote the shares with respect to “non-discretionary” items (resulting in a “broker non-vote”).  The ratification of the selection of PricewaterhouseCoopers is a “discretionary” item.  The election of directors and the approval of the amendment to our 2005 Stock Incentive Plan are “non-discretionary” items.

Q.	How many shares must be present to hold the meeting?

A.
To establish a quorum, a majority of our outstanding shares of common stock as of the record date must be present in person or by proxy at the meeting. The presence of a quorum is a prerequisite to holding and conducting business at the meeting.

Q.	What vote is required to approve each matter and how are votes counted?

A.
Proposal 1 — Election of Directors.  The nine nominees for director who receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. If your shares are held by your broker in “street name” and you do not vote your shares, your broker may not vote your unvoted shares on Proposal 1.  You may:

• vote FOR all nominees;

• WITHHOLD your vote from all nominees; or

• vote FOR one or more nominees and WITHHOLD your vote from one or more of the others. Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm.   The affirmative vote of stockholders holding a majority of the votes cast on this proposal is required to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010. If your shares are held by your broker in “street name” and you do not vote your shares, your broker may vote your unvoted shares on Proposal 2.

If you vote to abstain on this Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to abstain will have no effect on the voting on the proposal.

Although stockholder approval of our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required, we believe that our stockholders should have an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP.

Proposal 3 – Approval of Amendment to the 2005 Stock Incentive Plan.  The affirmative vote of stockholders holding a majority of the votes cast on this proposal is required to approve the amendment of the 2005 Stock Incentive Plan.

If you vote to abstain on this Proposal 3, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to abstain will have no effect on the voting on the proposal. If your shares are held by your broker in “street name” and you do not vote your shares, your broker may not vote your unvoted shares on Proposal 3.

Proposal 4 — Other Matters.  If any other matters are properly presented at the meeting, the persons named in the accompanying proxy will have the discretion to vote, or otherwise act for you, in accordance with their judgment on the matter. As of the date of this proxy statement, we do not know of any other matters to be presented at the annual meeting.

We believe that Novartis Pharma AG, a direct and wholly owned subsidiary of Novartis AG, referred to herein collectively with their respective subsidiaries and affiliates as Novartis, intends to vote all of its shares FOR each proposal detailed above. On the record date, Novartis was the holder of approximately 47% of our outstanding common stock.

Q.	Where may I find the voting results?

A.	We will announce preliminary voting results at the meeting. We plan to report the final voting results on a Current Report on Form 8-K within four business days following the meeting.

Q.	Who is soliciting the proxy and what are the costs of soliciting these proxies?

A.
Our board of directors is soliciting the proxy accompanying this proxy statement. We will bear the cost of soliciting proxies. Our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

Householding of Annual Meeting Materials

Some brokers, banks and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: 60 Hampshire Street, Cambridge, Massachusetts 02139, Attention: Investor Relations; 617-995-9800. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address and telephone number.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is elected each year at the annual meeting of stockholders. There are nine nominees for the nine currently authorized seats on our board of directors. Each director elected to hold office will do so until the 2011 annual meeting of stockholders and until her or his successor is elected and qualified, or until such director’s earlier death, resignation or removal. In February 2009, Dr. Emmanuel Puginier, a designee of Novartis, resigned from our board and was replaced by Dr. Steven Projan, also a designee of Novartis.  In June 2009, upon recommendation of the Nominating and Corporate Governance Committee of our board, our board elected Anthony Rosenberg, a Novartis designee, as a director. In connection with the election of Mr. Rosenberg, the number of authorized seats on our board of directors was increased from eight to nine.  On January 11, 2010, Pamela Thomas-Graham resigned from our board; Ms. Thomas-Graham had been a director of Idenix since 2005 and was recently named Chief Talent, Branding and Communications Officer of Credit Suisse and a member of the Executive Board of Credit Suisse.  On March 30 2010, upon recommendation of the Nominating and Corporate Governance Committee of our board of directors, our board of directors elected Tamar D. Howson as a director.

Each person nominated for election is currently serving as a director of Idenix.  The board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated each of the listed nominees for election as a director. Steven Projan, Ph.D., Robert E. Pelzer and Anthony Rosenberg have been nominated as designees of Novartis, pursuant to the stockholders’ agreement and waiver and consent described under the caption “Certain Relationships and Related Party Transactions — Relationship with Novartis”. There are no family relationships among any of our directors and our executive officers.

Each nominee has agreed to serve if elected, and we do not know any reason why any nominee would be unable to serve. In the event that any nominee should be unavailable for election, proxies will be voted for the election of a substitute nominee designated by the board of directors or for election of only the remaining nominees.

Unless authority to do so is withheld, shares represented by executed proxies will be voted for the election of the nine nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. Since nine directors are to be elected at the annual meeting, the nine nominees for director who receive the highest number of votes for election will be elected as directors.

Information with respect to the number of shares of common stock beneficially owned by each director as of April 1, 2010 appears under the heading “Security Ownership of Certain Beneficial Owners and Management”. The name, age, years of service on our board of directors, and principal occupation and business experience of each director nominee is set forth below.

Name and Age	Principal Occupation and Business Experience	Director Since

Jean-Pierre Sommadossi, Ph.D. (age 54)
Dr. Sommadossi is the principal founder of Idenix and has served as the chairman of our board of directors since our inception and as our president and chief executive officer since November 2000. During the period from November 1999 to November 2000, Dr. Sommadossi served as our executive president and chief scientific officer. Dr. Sommadossi served as a professor of pharmacology, toxicology and clinical pharmacology and associate director of both the Center for AIDS Research and the Liver Center, University of Alabama at Birmingham School of Medicine from June 1992 to November 2000. Dr. Sommadossi took a sabbatical and then unpaid leave from the University of Alabama at Birmingham from November 1999 to November 2002. From 1996 to 1999, Dr. Sommadossi served on the Research Agenda Committee of the AIDS Clinical Trial Group. Dr. Sommadossi holds a Pharm.D. and Ph.D. in Pharmacology from the University of Marseilles, France.

Dr. Sommadossi has overseen every aspect of our operations in his roles as chairman, president and chief executive officer.  We believe that he has an unparalleled understanding of our business, our scientific approach to research, and the markets in which we operate.
1998

Charles W. Cramb (age 63)
Mr. Cramb has served as the vice chairman, chief financial and strategic officer of The Avon Company, a global beauty products company, since September 2007. Mr. Cramb joined The Avon Company in November 2005 and previously served as executive vice president, finance and technology and chief financial officer. Prior to joining The Avon Company, Mr. Cramb served as the chief financial officer at The Gillette Company, a worldwide consumer products company, from July 1997 to November 2005. From July 1995 to July 1997, Mr. Cramb served as a corporate vice president and corporate controller of The Gillette Company. He is also a member of the board of directors of Tenneco Inc. Mr. Cramb holds a B.A. from Dartmouth College and an M.B.A. from the University of Chicago.

Mr. Cramb’s extensive financial leadership at his current and former companies adds vital expertise to our board of directors and to our Audit Committee in the form of financial understanding, business perspective and auditing expertise.   Mr. Cramb is diligent in keeping the board abreast of current audit issues and collaborating with our independent auditors and senior management team.
2003

Wayne T. Hockmeyer, Ph.D. (age 65)
Dr. Hockmeyer founded MedImmune, Inc., a biotechnology company, in April 1988 and served until October 2000 as the chief executive officer of MedImmune, Inc. Dr. Hockmeyer continued to serve as chairman of the board of directors of MedImmune, Inc. until June 2007.  From 2002 to 2007, Dr. Hockmeyer served as president of MedImmune Ventures, Inc., a wholly owned subsidiary of MedImmune, Inc. Dr. Hockmeyer also serves as a director of Baxter International, Inc. and GenVec, Inc. and has previously served as a director of Middlebrook Pharmaceutical Corporation. Dr. Hockmeyer was recognized, in 1998, by the University of Florida as a Distinguished Alumnus and in 2002 was awarded a Doctor of Science honoris causa from Purdue University. Dr. Hockmeyer holds a B.S. from Purdue University and a Ph.D. from the University of Florida.

Dr. Hockmeyer’s significant experience in establishing and maintaining strategic direction in the biotechnology and pharmaceutical industries is a key asset of our board of directors. He has tremendous insight into the drug development process and the scientific, operational and regulatory aspects of clinical trials.
2002

Thomas R. Hodgson (age 68)
Mr. Hodgson, who is retired, served most recently, from September 1990 to January 1999, as president and chief operating officer of Abbott Laboratories, a pharmaceutical company. From 1983 to 1990, Mr. Hodgson served as the president of Abbott International and from 1978 to 1983, Mr. Hodgson served as the president of the Hospital Products Division of Abbott Laboratories. Mr. Hodgson is a director of The Travelers Companies Inc. and has previously served as a director of Intermune, Inc. Mr. Hodgson holds a B.S. from Purdue University, an M.S. from the University of Michigan, an M.B.A. from Harvard Business School and an honorary doctorate degree in engineering awarded by Purdue University.

With his extensive experience at the helm of a major health care company and his understanding of drug development, Mr. Hodgson provides an invaluable resource to our board of directors through his vital senior management experience and tested business acumen.
2002

Robert E. Pelzer (age 56)
Mr. Pelzer has served since September 2008 as president and chief executive officer of Novartis Corporation, a part of the Novartis Group, a multinational group of companies specializing in the research, development, manufacture, sale and distribution of innovative healthcare products. Prior to that, from March 2002 to August 2008, he served as general counsel of Novartis Pharmaceuticals Division, a part of Novartis Group. Prior to his appointment at Novartis in March 2002, Mr. Pelzer was general counsel at DuPont Pharmaceuticals Company from 1998 to December 2001. Prior to that time, Mr. Pelzer held various positions with The DuPont Company. Mr. Pelzer holds degrees in Commerce and in Law from the University of Alberta. He is admitted as barrister and solicitor in the Province of Alberta, Canada, and as Solicitor in England and Wales.

Mr. Pelzer serves on our board as one of three representatives of our largest stockholder, Novartis.  Mr. Pelzer’s experience in the industry provides our board with essential knowledge of the development and commercialization of pharmaceuticals.
2003

Denise Pollard-Knight, Ph.D. (age 50)
Dr. Pollard-Knight has served since April 2004 as head of Nomura Phase4 Ventures, an affiliate of Nomura International plc, a leading Japanese financial institution. From January 1999 to March 2004, Dr. Pollard-Knight served as head of Healthcare Private Equity at Nomura International plc. Dr. Pollard-Knight previously served as a director of Viacell.  From January 1997 to January 1999, Dr. Pollard-Knight was a member of Rothschild Asset Management Ltd., an investment management firm. Dr. Pollard-Knight holds a Ph.D. and BSc (Hons) from the University of Birmingham in England. Dr. Pollard-Knight completed postdoctorate work as a Fulbright Scholar at the University of California, Berkeley.

Dr. Pollard-Knight brings strong financial and investment skills and in-depth understanding of science to our board of directors.  Over her years on our board, these skills have allowed Dr. Pollard-Knight to provide vital contributions to our discussions regarding financing options, strategic collaborations and strategic direction of Idenix. Given her financial skills,  Dr. Pollard-Knight also brings a high level of expertise to the Audit Committee on which she serves.
2003

Steven Projan, Ph.D. (age 57)
Dr. Projan has served as a director since February 2009. Dr. Projan has served since September 2008 as vice president, global head of infectious diseases for the Novartis Institute for Biomedical Research, Inc., a part of the Novartis Group. Prior to joining Novartis, from 1993 to August 2008, Dr. Projan held several positions at Wyeth Pharmaceuticals, including his most recent position as vice president of biological technologies. Dr. Projan holds a Ph.D. in molecular genetics from Columbia University.

Dr. Projan serves on our board as one of three representatives of our largest stockholder, Novartis.  With his diverse industry experience, Dr. Projan provides keen insight into the challenges and opportunities that exist in the biopharmaceutical space.
2009

Anthony Rosenberg (age 56)
Mr. Rosenberg has served since 2005 as head of business development and licensing of Novartis Pharma AG, a part of the Novartis Group.  Prior to that Mr. Rosenberg was global head of the transplant and immunology business unit at Novartis from 2000 to 2005.  Mr. Rosenberg initially joined Sandoz, a predecessor to Novartis, in 1980.  Mr. Rosenberg is a member of the Pharma Executive Committee at Novartis Pharma AG.  Mr. Rosenberg holds a BSc from the University of Leicester and an M.Sc in physiology from the University of London.

Mr. Rosenberg serves on our board as one of three representatives of our largest stockholder, Novartis.  Through his experience at Novartis Pharma AG, Mr. Rosenberg is uniquely qualified to provide our board with industry-specific business development advice, further augmenting our board’s depth of expertise in this area.
2009

Tamar D. Howson (age 61)
Ms. Howson is currently a Partner at JSB-Partners, a transaction advisory firm serving the life sciences industry.  Prior to joining JSB-Partners in 2010, Ms. Howson was executive vice president of business development at Lexicon Pharmaceuticals where she led the company’s partnering and licensing efforts. From 2001 to 2007, Ms. Howson was senior vice president corporate and business development at Bristol Myers Squibb, overseeing mergers and acquisitions, licensing and research collaborations. During 2000 and 2001, Ms. Howson served as a business development and strategy consultant to various biotechnology companies in the United States and in Europe. Ms. Howson was also a senior vice president and director of business development at SmithKline Beecham from 1991 to 2000, where she also managed SR One, SmithKline Beecham’s $100 million venture capital fund.

Ms. Howson currently serves on the board of directors of OXiGENE, Inc., a clinical-stage biopharmaceutical company developing therapeutics to treat cancer and eye diseases, and S*BIO Pte Ltd., which is focused on the discovery and clinical development of novel, targeted small molecule drugs for the treatment of cancer.  She is also a member of the Scientific Advisory Board of SAI Advantium Pharma Ltd., a drug discovery, development and manufacturing company.  She previously served as a director of Ariad Pharmaceuticals, SkyePharma, NPS Pharmaceuticals and Targacept.  Ms. Howson holds an M.B.A from Columbia University, an M.S. from City College of New York and a B.S. in Chemical Engineering from the Technion in Israel.

Ms. Howson brings strong business development, licensing and transactional guidance to our board of directors from her varied experiences at pharmaceutical companies and with venture capital.  The board believes with her background, Ms. Howson will provide important insights into licensing transactions, financing options and strategic collaborations for Idenix.
2010

The board of directors believes that approval of the election of each nominee director named above is in our best interests and in the best interests of our stockholders and therefore recommends a vote “FOR” this proposal.

DIRECTOR COMPENSATION

We compensate our non-employee directors, other than directors who are employees of Novartis, with a combination of cash and equity. Mr. Pelzer, Dr. Projan and Mr. Rosenberg, our three directors who are also employees of Novartis, do not receive any remuneration for their services as directors. We also do not provide additional remuneration to Dr. Sommadossi, an officer of Idenix, for his service as a director.

The following table describes our compensation practices for non-employee directors, other than the directors affiliated with Novartis, during the fiscal year ended December 31, 2009, or fiscal 2009.

			Meeting Fees	Stock Options to Purchase
		Cash	(Per Meeting	Common Stock(1)
	Year	Retainer	Attended)	Initial		Annual

Board Member	2009	$30,000	$2,000	15,000	(2)	20,000	(3)
Lead Director	2009	10,000	—	—		—
Nominating and Corporate Governance Committee Chair	2009	5,000	1,000	—		—
Audit Committee Chair	2009	15,000	1,000	—		—
Compensation Committee Chair	2009	10,000	1,000	—		—
Committee Members (other than chair)	2009	—	1,000	—		—

(1)
The exercise price of these stock options is equal to the average of the open and close price of our common stock as reported on the NASDAQ Global Market on the date of grant. Subject to certain exceptions, each stock option terminates on the earlier of ten years from the date of grant or 180 days after the optionee ceases to serve as a director.

(2)
Each non-employee director is entitled to receive an award of stock options upon his or her election or appointment to our board of directors. The initial stock option grant vests in 24 equal monthly installments beginning one month from the date of grant.

(3)
Each non-employee director is entitled to receive at each year’s annual meeting after which he or she continues to serve as a director, an additional stock option grant of 20,000 shares. The number of stock options to be awarded to new non-employee directors who are appointed to our board of directors at times other than immediately after the annual meeting of stockholders is pro rated for the period of service between date of appointment and the next annual meeting. The annual option grant vests in 12 equal monthly installments beginning one month from the date of grant.

In addition, members of our board of directors, other than directors affiliated with Novartis, are reimbursed for reasonable expenses incurred in connection with attendance at meetings of our board of directors and its committees and related activities in accordance with Idenix policy.

Director Compensation for Fiscal 2009

	Fees Earned or Paid	Stock Option Awards	Total
Name	in Cash ($)	($)(1)(2)	($)

Charles W. Cramb(3)	$78,000	$42,340	$120,340
Wayne T. Hockmeyer(4)	65,000	42,340	107,340
Thomas R. Hodgson(5)	70,000	42,340	112,340
Denise Pollard-Knight(6)	60,000	42,340	102,340
Pamela Thomas-Graham(7)	60,000	42,340	102,340
Robert Pelzer(8)	—	—	—
Steven Projan(9)	—	—	—
Anthony Rosenberg(10)	—	—	—
Emmanuel Puginier (11)	—	—	—

(1)
The amounts in the Stock Option Awards column reflect the grant date fair value of stock option awards granted during fiscal 2009 under our stock incentive plans, in accordance with Financial Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or FASB ASC Topic 718. There can be no assurance that FASB ASC Topic 718 amounts will reflect actual amounts realized. Refer to Note 10, “Equity Incentive Plans and Share-Based Compensation”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal 2009 filed with the Securities and Exchange Commission, or SEC, on March 9, 2010 for the relevant assumptions used to determine the valuation of our option awards.

(2)
The number of shares underlying stock options granted to our non-employee directors in fiscal 2009 and the grant date fair value of such stock options as determined in accordance with FASB ASC Topic 718 are:

		Number of Shares	Grant Date Fair
		Underlying Stock	Value of Stock Option
Director	Grant Date	Option Grants in 2009	Grants in 2009 ($)
Mr. Cramb	6/2/2009	20,000	42,340
Dr. Hockmeyer	6/2/2009	20,000	42,340
Mr. Hodgson	6/2/2009	20,000	42,340
Dr. Pollard-Knight	6/2/2009	20,000	42,340
Ms. Thomas-Graham	6/2/2009	20,000	42,340
Mr. Pelzer	-	-	-
Dr. Projan	-	-	-
Mr. Rosenberg	-	-	-
Dr. Puginier	-	-	-

(3)	At December 31, 2009, Mr. Cramb held stock options to purchase 140,000 shares of our common stock.

(4)	At December 31, 2009, Dr. Hockmeyer held stock options to purchase 100,000 shares of our common stock.

(5)	At December 31, 2009, Mr. Hodgson held stock options to purchase 100,000 shares of our common stock.

(6)	At December 31, 2009, Dr. Pollard-Knight held stock options to purchase 80,000 shares of our common stock.

(7)
At December 31, 2009, Ms. Thomas-Graham held stock options to purchase 115,000 shares of our common stock.  Ms. Thomas-Graham ceased serving as a member of the board on January 11, 2010. Under our 2005 Stock Incentive Plan, Ms. Thomas-Graham has 180 days from the date she ceased serving as a member of the board to exercise her then vested options. None of Ms. Thomas-Graham’s options may vest subsequent to January 11, 2010.

(8)	Mr. Pelzer was nominated by Novartis as one of its three designees to our board. Mr. Pelzer does not receive compensation for serving on our board due to his affiliation with Novartis.

(9)
Dr. Projan joined our board of directors in February 2009. He was nominated by Novartis as one of its three designees to our board. Dr. Projan does not receive compensation for serving on our board due to his affiliation with Novartis.

(10)
Mr. Rosenberg joined our board of directors in June 2009. He was nominated by Novartis as one of its three designees to our board. Mr. Rosenberg does not receive compensation for serving on our board due to his affiliation with Novartis.

(11)
Dr. Puginier ceased serving as a member of the board in February 2009 upon Novartis’ nomination of Dr. Projan. Dr. Puginier did not receive compensation for serving on our board due to his affiliation with Novartis.

CORPORATE GOVERNANCE

Our board of directors strongly believes that good corporate governance policies and practices are important to ensure that Idenix is managed for the overall long-term benefit of our stockholders. We routinely review and update our corporate governance policies and practices that we believe will promote a high level of performance from our board of directors, officers and employees. This section describes key corporate governance guidelines and practices that our board has adopted. Complete copies of our Corporate Governance Guidelines, committee charters and Policy on Business Conduct and Ethics are available on our website at www.idenix.com under the caption “Investor Center — Our Leadership & Governance — Board of Directors, Committee Composition and Charters”. Alternatively, you can request a copy of any of these documents by writing to Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139.

Corporate Governance Guidelines

Our board has adopted Corporate Governance Guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of Idenix and our stockholders. These guidelines provide a framework for the conduct of the board’s business and includes guidelines for, among other things, determining director independence, establishing criteria and qualifications of directors, conduct of meetings of the board and meetings of independent directors, access by the directors to management, independent consultants and professional advisors, and management evaluation and succession.

Director Independence

Relationship with Novartis.  Under the terms of the stockholders’ agreement, we have agreed to use our reasonable best efforts to nominate for election as a director at least two designees of Novartis for so long as Novartis and its affiliates own at least 35% of our voting stock and at least one designee of Novartis for so long as Novartis and its affiliates own at least 19.4% of our voting stock. In May  2009, we and Novartis entered into a waiver and consent in connection with our filing of a registration statement to register shares of our common stock with the SEC, pursuant to which we granted Novartis the right to designate an additional director to serve on our board of directors, including the right, for up to one year, to remove and replace such designee.  The waiver and consent is effective through December 31, 2010.

We have also agreed, for so long as one or more Novartis designees serve on our board of directors, to permit Novartis-designated directors to serve on our board committees unless such committee service is prohibited by applicable law, rule or regulation, in which case the Novartis designee is entitled to serve on our board committees as a non-voting observer.

Board of Directors.  Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of the following five directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is an “independent director” as defined in the NASDAQ rules: Charles W. Cramb, Wayne T. Hockmeyer, Thomas R. Hodgson, Tamar D. Howson and Denise Pollard-Knight.

Committees.  Our Audit Committee is composed entirely of independent directors as required by applicable SEC and NASDAQ rules, including Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, with one Novartis-designated director, Anthony Rosenberg, who is not independent, serving as a non-voting observer. Our Compensation Committee is composed of independent directors with one Novartis-designated director, who is not independent, Robert Pelzer, serving as a non-voting observer.  Our Nominating and Corporate Governance Committee is composed of independent directors with one Novartis-designated director, who is not independent, Robert Pelzer, serving as a non-voting observer.

Meetings of Independent Directors

Our Corporate Governance Guidelines require that our independent directors regularly meet without management being present. On an as needed basis, the independent directors meet in executive session without management.

Director Attendance at Annual Meetings of Stockholders

Our Corporate Governance Guidelines provide that it is the responsibility of all of our directors to attend our annual meetings of stockholders. All directors serving on our board as of the 2009 annual meeting of stockholders attended that meeting.

Board of Directors

Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance. Among the primary responsibilities of our board of directors is the oversight of the management of our company. Our directors remain informed of our business and management’s activities by reviewing documents provided to them before each meeting and by attending presentations made by our chief executive officer and other members of management. At each meeting of the board of directors, our directors are advised of actions taken by each board committee. Directors have access to our books, records and reports and independent advisors. Members of our management frequently interact with and are at all times available to our directors.

Our board of directors met ten times during fiscal 2009, three meetings of which were board meetings of our independent directors only. During fiscal 2009, each director, other than Dr. Puginier, attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he or she then served.

Board Leadership Structure

At the current time, we do not separate the roles of chief executive officer and chairman of the board.  Jean-Pierre Sommadossi has served as the chairman of our board of directors since our inception and as our president and chief executive officer since November 2000. Our board of directors has determined that having the same individual hold both positions is in the best interests of Idenix and our stockholders and is consistent with good corporate governance for the following reasons:

•
Our chief executive officer is more familiar with our business and strategy than an independent, non-employee chairman would be and is thus better positioned to focus our board’s agenda on the key issues facing our company.

•	A single chairman and chief executive officer provides strong and consistent leadership for Idenix, without risking overlap or conflict of roles.

•	Oversight of our company is the responsibility of our board as a whole, and this responsibility can be properly discharged without an independent chairman.

•	Our lead director provides similar benefits to those associated with an independent chairman.

In part because of our decision not to separate the two positions at this time, our board of directors has appointed Thomas R. Hodgson as lead director.  Mr. Hodgson is an independent director within the meaning of NASDAQ rules.  His duties as lead director include the following:

•	Chairing meetings of the independent directors in executive session.

•	Meeting with any director who is not adequately performing his or her duties as a member of our board or any committee.

•	Facilitating communications between other members of our board and our chairman and chief executive officer.

•	Working with our chairman and chief executive officer in the preparation of the agenda for each board meeting and in determining the need for special meetings of our board.

•	Reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board.

•	Consulting with our chairman and chief executive officer on matters relating to corporate governance and board performance.

Our board believes that our current leadership structure is appropriate because our lead director is able to provide independent leadership and management oversight and our long-term chairman and chief executive officer is able to focus on both day-to-day business and strategy development.

Committees of Our Board of Directors

Our board of directors has the following three standing committees: Audit, Compensation and Nominating and Corporate Governance. Each of these committees acts under the terms of a written charter approved by our board of directors. Copies of the committees’ charters, as currently in effect, are posted on our website at www.idenix.com under the caption “Investor Center — Our Leadership & Governance — Board of Directors, Committee Composition and Charters”.

•
The Audit Committee assists the board of directors in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements relating to finance and financial reporting matters and understanding of our accounting and financial reporting processes. The Audit Committee also assists the board of directors in overseeing and monitoring our compliance with the legal and regulatory requirements applicable to our business operations. Our Audit Committee has the sole authority and responsibility to select, evaluate, compensate and replace our independent registered public accounting firm. Our board of directors has determined that Charles W. Cramb, the chair of the Audit Committee, is a financial expert under applicable SEC rules. The Audit Committee met 10 times in fiscal 2009.

•
The Compensation Committee assists the board of directors with its overall responsibility relating to compensation and management development, recommends for approval by the board of directors the compensation of our chairman and chief executive officer and our non-employee directors, establishes annually the compensation of our other officers, effects the engagement of, and terms of employment agreements and arrangement with, and the termination of all our officers and administers our equity incentive plans. The Compensation Committee met four times in fiscal 2009. The process and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Compensation Discussion and Analysis”.

•
The Nominating and Corporate Governance Committee assists in developing and recommending to our board of directors sound corporate governance principles and practices, identifying and recommending qualified individuals to become members of our board of directors and reviewing and making recommendations to our board of directors with respect to management succession planning. The Nominating and Corporate Governance Committee met two times and acted by written consent once in fiscal 2009.

While each committee has its own charter and designated responsibilities, the committees act on behalf of the entire board of directors. The committees regularly report on their activities to the entire board of directors, and all members of our board of directors are entitled to receive copies of each committee’s agendas and minutes.

None of the members of any committee of our board of directors is or has been an officer of Idenix. Mr. Pelzer, Dr. Projan and Mr. Rosenberg are employees of Novartis or its affiliates. The current members of the committees of our board of directors are set forth in the following table:

Nominating and Corporate
Audit Committee(1)	Compensation Committee(2)	Governance Committee(1)(2)

Charles W. Cramb (Chair)	Wayne T. Hockmeyer (Chair)	Wayne T. Hockmeyer (Chair)
Thomas Hodgson	Charles W. Cramb	Denise Pollard-Knight
Denise Pollard-Knight

(1)	Mr. Rosenberg is a non-voting observer of the Audit Committee. Mr. Pelzer had served on the Audit Committee as a non-voting observer until Mr. Rosenberg joined the Audit Committee as an observer.

(2)	Mr. Pelzer is a non-voting observer of the Compensation Committee and the Nominating and Corporate Governance Committee.

Information About Our Nominating Process

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating individuals to become members of our board of directors, including the review of candidates recommended by our stockholders, and recommending such qualified individuals to our board of directors.

The process followed by the Nominating and Corporate Governance Committee to identify, evaluate and review candidates includes requests to members of our board of directors and others for recommendations, meeting from time to time to evaluate biographical information and background material relating to potential candidates, an assessment of such candidates’ qualifications vis-à-vis our director qualification standards described below, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the board of directors. In addition, the Nominating and Corporate Governance Committee may retain the services of an executive search firm to help identify and evaluate potential director candidates.

Stockholders may recommend to the Nominating and Corporate Governance Committee individuals for consideration as potential director nominees by submitting on a timely basis the name and background of the candidate to the Nominating and Corporate Governance Committee, c/o Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139. The Nominating and Corporate Governance Committee will consider a recommendation if appropriate biographical information and background material is provided. In addition to the biographical and background information, the stockholder making such recommendation must include a statement as to whether the stockholder or the group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. Assuming that appropriate biographical and background material is timely provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of our board of directors or by other persons. If our board of directors determines to nominate a stockholder recommended candidate, such nominee’s name will be included in our proxy statement and our proxy card for the stockholder meeting at which such nominee’s election is recommended.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the board of directors, by following the procedures set forth under “Stockholder Proposals for the 2011 Annual Meeting.” Director candidates nominated in accordance with the procedures set forth under the first paragraph of such section will be included in our proxy materials but may not be included in our proxy card for the next annual meeting.

At the annual meeting, stockholders will be asked to consider the election of the nine director nominees described in Proposal 1. Each of these nominees has been nominated for election by the Nominating and Corporate Governance Committee.

Director Qualification Standards

Directors should possess the highest personal and professional ethics and integrity, understand and be aligned with our core values, and be committed to representing the long-term interests of our stockholders. Directors must also be inquisitive, objective and have practical wisdom and mature judgment.

Our corporate governance guidelines specify that the value of diversity on the board should be considered in the director identification and nomination process. We endeavor to have a diverse board of directors possessing strategic and policy-making experience and skills in business, healthcare, drug development, strategic collaborations, science and technology and  the international arena. In considering whether to recommend any candidate for inclusion in our board of director’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in the charter of the Nominating and Corporate Governance Committee. These criteria include the candidate’s integrity, business acumen, age, experience, diligence, conflicts of interest and the ability to act in the interests of all of our stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our board of directors believes that the backgrounds and qualifications of our directors, considered as a group, should provide diversity and a significant composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on our board of directors for an extended period of time. Our board of directors does not believe that arbitrary term limits on directors’ service are appropriate since such term limits could result in the loss of directors who have developed insights into Idenix and our business and operations. Our board of directors annually engages in a self-evaluation process and a review of the requisite skills and criteria comprised by our board of directors and those to be sought in nominees for directors.

We require any director who reaches the age of 70 while serving as a director to retire from our board of directors effective at the end of his or her then current term.

At the annual meeting, stockholders will be asked for the first time to consider the election of Anthony Rosenberg and Tamar D. Howson as directors.  In June 2009, Novartis nominated Mr. Rosenberg as one of its three designees to our board. Mr. Pelzer and Dr. Projan are Novartis’ other designees to our board.    Ms. Howson was elected as a director in March 2010.

Communicating with the Board of Directors

We have established an Integrity Hotline for the confidential, anonymous submission by our directors, officers and employees of concerns regarding violations or suspected violations of our Policy on Business Conduct and Ethics, including matters relating to accounting and auditing matters. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of communications received by us, our board of directors and the Audit Committee regarding accounting, internal controls or auditing matters.

Written communications from our stockholders and employees may be sent to: Idenix Pharmaceuticals, Inc., Audit Committee Chair, 60 Hampshire Street, Cambridge, Massachusetts 02139.

Stockholders who wish to send other communications to our board of directors should address such communications to Board of Directors, c/o Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139.

Our board of directors will give attention to written communications that are submitted by our stockholders and other interested parties. In general, communications relating to corporate governance and corporate strategy are more likely to be reviewed by our board than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from our counsel, the chair of the Nominating and Corporate Governance Committee is primarily responsible for monitoring communications from our stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate.

Policy on Business Conduct and Ethics

Our board of directors is committed to legal and ethical conduct in fulfilling its responsibilities. We expect all of our directors, officers and employees to act ethically, legally and with integrity and in compliance with our Policy on Business Conduct and Ethics as well as our other policies and standards of conduct. Our Policy on Business Conduct and Ethics includes the code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. Our Policy on Business Conduct and Ethics is posted on our website at www.idenix.com under the caption “Investor Center — Our Leadership & Governance — Idenix Policy on Business Conduct and Ethics” and we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of our policy. No waivers from any provision of our policy have been granted.

Oversight of Risk

We face a number of risks in our business, including risks related to pre-clinical and clinical research and development, regulatory reviews, approvals and oversight, intellectual property filings, prosecution, maintenance and challenges, the establishment and maintenance of strategic alliances, competition, the ability to access additional funding for our business, as well as other risks. Our management is responsible for the day-to-day management of the risks that we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management.  Our board and its committees fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices.

Our corporate governance guidelines specify that our directors have an obligation to become and remain informed about the risks and problems that affect the company’s business and prospects. In general, our board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks. Our Audit Committee has the responsibility to review with management the company’s (i) system of internal controls and policies relating to the assessment of risk; (ii) policies with respect to risk assessment, risk management, the company’s major financial and operational risk exposures, and (iii)  and the steps that management has taken to monitor and control such exposures, including a review of the company’s insurance program.  The Audit Committee also has the responsibility to oversee the company’s compliance programs and monitor its performance by periodically reviewing significant compliance risk areas related to the company’s business and the steps management has taken to monitor, control and report such compliance risk exposures. Our Compensation Committee oversees risk management activities relating to our compensation policies and practices. Finally, our Nominating and Corporate Governance Committee oversees risk management activities relating to board composition and management succession planning.  Each committee reports to the full board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate.  In addition, since risk issues often overlap, committees from time to time request that that the full board discuss particular risks.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2010 by:

•	each person or group known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our directors, including our chief executive officer;

•	each of the other executive officers named in the Summary Compensation Table under the heading “Executive Compensation” below; and

•	all of our current executive officers and directors as a group.

Unless otherwise indicated, to our knowledge, each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned, subject to community property laws where applicable.

			Shares of
	Shares of		Common Stock	Percentage of
	Common Stock		Issuable Under	Common Stock
Name and Address of Beneficial Owner (1)	Beneficially Owned (2)		Stock Options (2)	Outstanding (3)

5% Stockholders
Novartis AG	31,322,836	(4)	-	47%
MPM Capital L.P.	3,321,534	(5)	-	5.0%
Directors
Jean-Pierre Sommadossi	2,219,754	(6)	987,506	4.8%
Charles W. Cramb	7,200		138,333	*
Wayne T. Hockmeyer	41,708		98,333	*
Thomas R. Hodgson	92,324		98,333	*
Robert E. Pelzer (7)	-		-	-
Denise Pollard-Knight	-		78,333	*
Steven Projan (8)	-		-	-
Tamar D. Howson	-		5,208
Anthony Rosenberg (9)	-		-	*
Other Executive Officers
Douglas Mayers	30,000	(10)	174,586	*
Ronald Renaud, Jr.	15,000		286,252	*
David Standring	67,375	(11)	164,688	*
John Weidenbruch	35,000		177,604	*
All current directors and executive officers as a group (13 persons)	2,508,361		2,209,176	6.9%

*           Less than 1% of the shares of total common stock outstanding as of April 1, 2010.

(1)
The address of all of our executive officers and directors is in c/o Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139. The address of Novartis AG is Lichtstrasse 35 CH-4002 Basel, Switzerland. The address of MPM Capital L.P. is 200 Clarendon Street, Boston, Massachusetts 02116.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. Shares of our common stock issuable under stock options that are exercisable within 60 days after April 1, 2010 are deemed outstanding and are included for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	On April 1, 2010, there were 66,373,742 shares of our common stock outstanding.

(4)
Consists of 31,322,836 shares held by Novartis Pharma AG, a direct, wholly owned subsidiary of Novartis AG. This information is based solely on information set forth in a Schedule 13D/A filed on November 2, 2005 jointly by Novartis AG and Novartis Pharma AG and subsequent Forms 4 filed on April 4, 2006, June 8, 2006, May 30, 2008, September 3, 2008, November 25, 2008, February 23, 2009, May 29, 2009, August 24, 2009 and February 26, 2010.

(5)
Consists of 2,949,488 shares held by BB BioVentures L.P., or BB BioVentures, 256,519 shares held by MPM Bioventures Parallel Fund L.P., or Parallel Fund, 37,299 shares held by MPM Asset Management Investors 1998 LLC, or Investors Fund, and 78,228 shares held by MPM Asset Management LLC, or AM LLC. BB BioVentures is under common control with Parallel Fund, Investors Fund and AM LLC. This information is based solely on information set forth in a Schedule 13G/A filed by such entities on February 11, 2010.

(6)	Includes 161,185 shares held by the Jean-Pierre Sommadossi 1998 Irrevocable Trust.

(7)	Mr. Pelzer serves as president and chief executive officer of Novartis Corporation, an affiliate of Novartis, and does not have sole or shared voting or dispositive power over shares held by Novartis.

(8)
Dr. Projan serves as vice president, global head of infectious diseases for Novartis Institute for Biomedical Research, Inc., an affiliate of Novartis, and does not have sole or shared voting or dispositive power over shares held by Novartis.

(9)	Mr. Rosenberg serves as global head of business development and licensing of Novartis and does not have sole or shared voting or dispositive power over shares held by Novartis.

(10)	Includes of 30,000 shares held by Dr. Mayers’ spouse.

(11)	Includes 200 shares held by Dr. Standring’s spouse.

Executive Officers

The following table sets forth information relating to the individuals who serve as executive officers as of April 1, 2010:

Name	Age	Position

Jean-Pierre Sommadossi, Ph.D.	54	President and Chief Executive Officer and Chairman of the Board of Directors
Paul J. Fanning	52	Senior Vice President, Human Resources
Douglas Mayers, M.D.	56	Executive Vice President and Chief Medical Officer
Ronald C. Renaud, Jr.	41	Chief Financial Officer and Treasurer
David N. Standring, Ph.D.	59	Executive Vice President, Biology
John Weidenbruch	49	Executive Vice President, General Counsel and Secretary

Jean-Pierre Sommadossi, Ph.D. is the principal founder of Idenix and has served as the chairman of our board of directors since our inception in 1998 and as our president and chief executive officer since November 2000. During the period from November 1999 to November 2000, Dr. Sommadossi served as our executive president and chief scientific officer. Prior to taking a sabbatical and then unpaid leave from November 1999 to November 2002, Dr. Sommadossi served as a professor of pharmacology, toxicology and clinical pharmacology and associate director of both the Center for AIDS Research and the Liver Center, University of Alabama at Birmingham School of Medicine from June 1992 to November 2000. From 1996 to 1999, Dr. Sommadossi served on the Research Agenda Committee of the AIDS Clinical Trial Group. Dr. Sommadossi holds a Pharm.D. and Ph.D. in Pharmacology from the University of Marseilles in France.

Paul J. Fanning has served as our senior vice president, human resources since December 2007 and as our vice president, human resources from March 2004 to December 2007. Prior to joining Idenix, Mr. Fanning was employed by The Foxboro Company and its affiliates from 1984 to 2004, most recently as vice president, human resources at Invensys Process Systems from 2000 to 2004. Mr. Fanning holds an M.B.A. from Babson College and a B.S. from the University of Massachusetts.

Douglas Mayers, M.D. has served as our executive vice president and chief medical officer since January 2007. Prior to joining Idenix, from May 2001 until January 2007, Dr. Mayers was with Boehringer Ingelheim Pharmaceuticals, Inc., (Boehringer Ingelheim) where he served as vice president, therapeutic area of virology and was responsible for the strategic coordination of all HIV and hepatitis clinical trials in phases I through IV. Prior to joining Boehringer Ingelheim, Dr. Mayers conducted clinical trials in HIV research during his seventeen years in the United States Navy and his subsequent three years as the head of infectious diseases with Henry Ford Hospital. Dr. Mayers completed his M.D. at the University of Pennsylvania.

Ronald C. Renaud, Jr. has served as our chief financial officer and treasurer since June 2007. Prior to joining Idenix, Mr. Renaud served as senior vice president, chief financial officer and treasurer of Keryx Biopharmaceuticals, Inc. (Keryx) from February 2006 to May 2007. Prior to joining Keryx, Mr. Renaud was a senior research analyst and global sector coordinator for JP Morgan Securities from May 2004 until February 2006, where he was responsible for the biotechnology equity research effort, covering all ranges of capitalized biotechnology companies. From 2001 to May 2004, Mr. Renaud held managing director posts at Charles Schwab & Co., SoundView Capital and Bear Stearns & Co., Inc., where he covered companies in the biotechnology and life sciences sectors. Mr. Renaud holds an M.B.A. from the Marshall School of Business at the University of Southern California and a B.A. from St. Anselm College.

David N. Standring, Ph.D. has served as our executive vice president, biology since December 2007 and previously as senior vice president, biology from March 2006 to December 2007 and previously served as vice president, biology from March 2002 to March 2006 and as our executive director of biology from September 2000 to March 2002. Prior to joining Idenix, from February 1998 to July 2000, Dr. Standring served as research fellow and then as associate director, virology department at Schering-Plough Research Institute, a division of Schering Plough Corporation, a pharmaceutical company. From November 1994 to January 1998, Dr. Standring served as group leader, hepatitis, virology department at Bristol-Myers Squibb Research Institute. From 1984 to 1994, Dr. Standring was on the faculty of the University of California at San Francisco. Dr. Standring holds a B.A. from St. John’s College, Oxford University and a Ph.D. in Bioorganic Chemistry from Harvard University.

John Weidenbruch has served as our executive vice president and general counsel since September 2006. Prior to joining Idenix, Mr. Weidenbruch served as vice president and general counsel at Abraxis BioScience Inc. (Abraxis) from October 2005 until September 2006. Prior to joining Abraxis, Mr. Weidenbruch worked at Amgen Inc. from January 1995 until October 2005 where he held positions of increasing responsibility including senior director of law operations and senior associate general counsel of global commercial operations. Mr. Weidenbruch holds a B.A. from Loyola College in Baltimore, Maryland and a J.D. from Georgetown University Law Center in Washington, D.C.

Each of our executive officers is elected or appointed by, and serves at the discretion of, the board of directors. In addition, until such time as Novartis and its affiliates own less than 40% of our voting stock, Novartis’ consent is required for the selection and appointment of our chief financial officer. If in Novartis’ reasonable judgment our chief financial officer is not satisfactorily performing his duties, we are required to terminate the employment of our chief financial officer. Each of our executive officers devotes his or her full time to our affairs.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

We have designed our executive compensation plan to support our business goals and promote the long term growth of the company.  Specifically, our compensation plan is designed to promote the achievement of key strategic and financial performance measures by linking executives’ short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals.

Total compensation of each executive officer varies with overall attainment of corporate objectives, as well as the performance of individual goals and objectives.  The total compensation for each of our executive officers is benchmarked against the total compensation of executive officers in comparable positions at a peer group of companies of similar size and market capitalization in the biotechnology sector, with a goal of compensating our executives appropriately and competitively.  A substantial portion of total compensation for our executive officers is tied to key corporate strategies and operational goals such as drug discovery initiatives, clinical trial progress and other operational and financial measures.

We provide a portion of our executive compensation in the form of stock options that vest and become exercisable over time, which we believe helps to retain our executives and to align their interests with those of our shareholders by allowing our executives  to participate in the longer term success of Idenix.  Our executive compensation program is structured to reflect the performance of our company overall by linking pay both to individual performance and to the achievement of pre-determined corporate objectives and goals. We believe that executive compensation should help to attract, retain and motivate those executives we depend on for our current and future success.

Overview of Our Philosophy and Procedures for Determining Executive Compensation

The Compensation Committee of our board of directors has primary responsibility to assist the board in designing, implementing and maintaining compensation programs for our executive officers, including the oversight of the administration of our stock option plans. The responsibilities of the Compensation Committee, which are set forth in detail in the Compensation Committee charter and which can be found on our website at www.idenix.com under the caption “Investor Center — Our Leadership & Governance — Board of Directors, Committee Composition and Charters”, include:

•	recommending to the board of directors the compensation payable to non-employee directors;

•	determining the type and level of compensation for executive officers;

•	recommending to the board of directors the type and level of compensation for the chief executive officer; and

•	oversight of the administration of our stock option plan.

The Compensation Committee seeks to ensure that the executive compensation programs contain an appropriate amount of compensation that is at risk and subject to the achievement of critical business objectives.

To help evaluate the appropriate levels of compensation with respect to each component of our compensation program, the Compensation Committee annually reviews the compensation level of our named executive officers and other key executives against the compensation levels of comparable positions of a peer group of companies.  The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. In recent years, including 2009, the Compensation Committee retained Towers Watson (formerly known as Towers Perrin), an independent executive compensation consulting firm, to provide assistance in evaluating and developing our executive compensation program.  Towers Watson provides the Compensation Committee with relevant market data regarding executive compensation.  The Compensation Committee uses this market data as a guide against which the Compensation Committee evaluates the compensation of each of the executive officers, including the named executive officers, in light of the executive’s scope of responsibility and expertise. Towers Watson provides consulting activities on behalf of the Compensation Committee and does not provide consulting or additional services for Idenix management.

Towers Watson generally provides the following:

•
compensation survey data to the Compensation Committee for purposes of benchmarking or comparing each compensation component within our executive compensation program, namely base salary, cash incentive programs, equity programs and benefits, to a group of other publicly traded companies engaged in the discovery and development of drug products. The peer group is based on the similarity of their revenue size and market capitalization;

•	assistance to interpret various sets of compensation data;

•	its own views on our compensation policies in general, compensation packages for each of our executives and the competitiveness and effectiveness of our executive officer compensation levels; and

•	assistance in the selection of our peer group companies.

In gathering competitive market compensation data, Towers Watson generally utilizes two primary sources:

•	published compensation surveys for biotechnology and pharmaceutical companies; and

•	proxy information of selected peer organizations.

In fiscal 2009, Towers Watson utilized the Radford Global Life Sciences survey and comparable executive compensation information published in publicly available proxy statements from the peer group organizations set forth below to develop the competitive benchmark analysis.  In addition, Towers Watson considered the overall economic environment and trends within the biopharmaceutical industry when making their observations and recommendations.  A representative from Towers Watson presented its findings and observations prior to the Compensation Committee making any determination or recommendation regarding the compensation of the executive officers.

In fiscal 2009, the Compensation Committee established total compensation targets for the executive officers using the Radford survey and the proxy information of a peer group comprised of 15 companies.  The Compensation Committee reviews and approves the list of peer companies each year.  Our current peer group consists of the following:

•	Adolor Corporation,
•	Arena Pharmaceuticals Inc.,
•	ARIAD Pharmaceuticals Inc.,
•	Array BioPharma Inc.,
•	Cytokinetics Inc.,
•	Insight Corporation,
•	Inspire Pharmaceuticals Inc.,
•	InterMune Inc.,
•	Lexicon Pharmaceuticals Inc.,
•	Maxygen Inc.,
•	Neurocrine Biosciences Inc.,
•	Pharmasset Inc.,
•	Rigel Pharmaceuticals Inc.,
•	Theravance Inc., and
•	ZymoGenetics Inc.

The Compensation Committee’s philosophy is to target our executive officers’ compensation at a competitive rate, generally between the 50th and the 75th percentiles for total annual compensation, using the Towers Watson benchmark data to provide analysis and specific information with respect to the peer group discussed above, as well as the Radford Global Life Sciences survey.  Benchmarking and aligning base salaries is critical to the compensation program since other elements of our compensation are affected by changes in base salary.  For example, payments under our annual cash performance incentive plan are targeted and paid out as a percentage of base salary.  Adjustments to the base salary in any year are made based on comparisons to the survey data noted above and evaluation of the executive’s level of responsibility and experience as well as company-wide performance.

Our executives are eligible to participate in our annual cash performance incentive plan, which is an annual variable cash pay plan offered to all our employees.  The payouts for executives are paid when pre-determined individual and corporate goals are met.

Our executives are also eligible to participate in long-term incentives through stock option grants, with the potential to benefit if shareholder value is increased as a result of increases in our stock price.

In addition to reviewing the compensation of the named executive officers against the comparative data developed by Towers Watson, the Compensation Committee also considers benchmarking data as well as recommendations from our chief executive officer regarding compensation for all other personnel holding the position of vice president or higher. With respect to our chief executive officer, the Compensation Committee recommends his target cash performance incentive and target equity amounts to our board for approval.   The Compensation Committee’s recommendation is based upon several factors, including the benchmarking of our chief executive officer’s compensation against comparative data prepared by Towers Watson and, as more fully discussed below, achievement of corporate goals and objectives for the upcoming year.

Lastly, the Compensation Committee reviews a comprehensive analysis of all elements of each named executive officer’s compensation, including any amounts payable under severance or change-in-control arrangements under post-employment scenarios.  This review also analyzes how changes in any element of compensation could impact other elements, particularly severance or change-in-control benefits, if applicable to the executive.  Such analysis has become a key component in the Compensation Committee’s review of executive compensation as the analysis allows the Compensation Committee to consider an executive’s overall compensation rather than only one or two specific components.

Review of Management’s Actual Performance Compared to Pre-Determined Goals

In the first quarter of each fiscal year, corporate and individual goals for the year are drafted by the chief executive officer and the executive officers.  These goals are weighted by relative importance to Idenix’s success.  The corporate goals are presented to the Compensation Committee, which actively engages in the process of setting and finalizing the objectives for review and recommendation to the full board of directors.  The corporate goals are finalized and approved by the board of directors.   The extent to which corporate and individual goals are achieved is used in determining annual cash incentive payments and is considered in determining equity awards for our executives.

Upon completion of the fiscal year, the chief executive officer evaluates the performance of each executive officer and assigns a proposed rating to such officer based upon his or her achievement of the corporate and individual goals.  The chief executive officer presents a summary recommendation to the Compensation Committee of the performance evaluations and ratings along with compensation recommendations for the executive officers.  The Compensation Committee determines an overall corporate rating based on performance against the corporate goals, as further described below, and decides whether to approve or adjust the recommendations for individual executives made by the chief executive officer.  In determining the actual success of the executive’s performance in any year, including fiscal 2009, the Compensation Committee considers the difficulty of attaining the corporate and individual objectives, whether there were any extenuating circumstances or factors that needed to be considered, and whether the stated objectives were met.

In addition, the Compensation Committee meets in executive session to discuss and review the compensation of the chief executive officer and his performance over the past year compared to the previously approved goals for the corresponding year and upon third party compensation benchmark data prepared by Towers Watson.  The Compensation Committee provides recommendations regarding compensation for the chief executive officer to our board of directors. Our board of directors reviews and approves any changes in our chief executive officer’s compensation by the end of the first quarter of the fiscal year.

No executive officer, including our chief executive officer, recommends or determines any element or component of his or her own pay package or total compensation amount.

In the first quarter of each fiscal year, the Compensation Committee evaluates the company’s actual performance for the prior year against the predetermined corporate objectives to establish an overall performance rating for the company as a whole.  This overall performance rating then determines the amount of funding for the total cash incentive pool for all employees, as discussed more fully below.  The Compensation Committee uses a rating scale of 1 to 3 to evaluate each corporate objective.  A rating above 2 is given for exceeding the targeted objective, a rating of 2 indicates the objective was achieved and a rating of below 2 indicates the objective was not fully achieved.   The Compensation Committee evaluates each objective, establishes a rating for each and then determines an overall corporate rating based on the weighting of the objectives and the extent to which they were achieved.  The determination of the corporate rating, while based primarily on the numerical rating for each objective and the relative weight assigned to each objective, also reflects a subjective analysis by the Compensation Committee.  A corporate rating of 2.0 typically results in the funding of 100% of the aggregate target cash incentive bonus pool.  A corporate rating of 2.0 will equate to meeting the target bonus at 100%, while a rating higher than 2.0 will typically equate to a payment greater than the target amount, and a rating below 2.0 will typically equate to a payment less than the target amount.  The overall corporate rating is then used to determine the individual cash incentive amounts for each executive officer.  Other than the Chief Executive Officer, a blending of individual and corporate goal attainment will determine actual bonus payout. The Chief Executive Officer’s bonus payout is based solely on the corporate rating.

2009 Corporate Objectives

For 2009, the following represents a summary of our five major corporate categories and goals, achievements and respective relative weightings:

1.	IDX184: a drug candidate for the treatment of hepatitis C virus, or HCV, which accounted for 25% of our overall corporate goals

Goal: Completing a three day proof-of-concept clinical study of IDX184.

Achievement: We successfully completed the proof-of-concept clinical study of IDX184.

Goal: Submitting a notice of the results of proof-of-concept clinical study pursuant to our development and commercialization agreement with Novartis under which Novartis has a right to license IDX184 and other drug candidates from us.

Achievement: Notice of the results of proof-of-concept clinical study was submitted to Novartis pursuant to our development and commercialization agreement with Novartis.

Goal: Initiating a Phase IIa 14-day triple combination study of IDX184 with standard of care.

Achievement: Triple combination study of IDX184 was initiated in 4Q 2009.

2.	IDX375: an HCV non-nucleoside HCV polymerase program, which accounted for 20% of our overall corporate goals

Goal: Completing toxicology and pharmacology studies in order to allow for an investigational new drug application, or IND, with the United States Food & Drug Administration, or FDA, or clinical trial application, or CTA, with the appropriate regulatory agency outside the United States, to be filed with the appropriate regulatory agency for IDX375.

Achievement: Toxicology and pharmacology studies were completed allowing for CTA filing in 4Q 2009.

Goal: Filing an IND, and/or CTA, with the appropriate regulatory agency, for IDX375.

Achievement: We filed in 4Q 2009 a CTA for IDX375, a non-nucleoside polymerase inhibitor for the treatment of HCV.

Goal: Completing single ascending dose study of IDX375 in healthy volunteers.

Achievement: Single ascending dose study in healthy volunteers was completed for IDX375 choline salt.

3.	IDX320: a protease inhibitor program, which accounted for 20% of our overall corporate goals

Goal: Completing toxicology and pharmacology studies in order to allow for an IND or CTA to be filed with the appropriate regulatory agency for IDX320.

Achievement: Completed IND enabling toxicology and pharmacology studies for IDX320 in 4Q 2009.

Goal: Filing an IND with the FDA and/or CTA with the appropriate regulatory authority, for IDX320.

Achievement: We filed in Q4 2009 a CTA for IDX320.

4.
Discovery: Our discovery program, pursuant to which we seek to identify and begin early stage research and development of potential clinical candidates, accounted for 20% of our overall corporate goals

Goal: Identifying a portfolio of potential clinical candidates from our early stage development programs, including nucleosides/nucleotides, polymerase inhibitors, protease inhibitors and NS5A inhibitors.

Achievement: A number of novel compounds have been identified in different classes including NS5A inhibitors and non-nucleoside polymerase inhibitors from a distinctly different active binding site than IDX375. We continue to assess the possibility of further development of these compounds through a process known as “lead optimization.”

5.	General Operations: accounted for 15% of our overall corporate goals

Goal: Objectives relating to general operations of the company, including budget control, forecasting and financial reporting.

Achievement: All objectives were achieved in the budget and financial reporting area.

Goal: Raise sufficient funds to enable the company to operate beyond 2010.

Achievement: We raised $21 million and although less than anticipated, we managed our cash burn to enable the company to operate beyond 2010.

Based on the above, the Compensation Committee determined that Idenix had attained an overall corporate rating of 2.14

Components of Our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	annual cash performance incentive;

•	cash signing bonus;

•	stock option awards;

•	benefits and

•	severance and change-in-control payments.

We do not have a formal process for allocating compensation between long-term and short-term compensation or between cash and non-cash compensation, but, as discussed above, we do analyze peer group data and related third party information. The Compensation Committee, after reviewing information provided by Towers Watson, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives.  When establishing base salaries for 2009, the Compensation Committee considered the level of an individual’s responsibility and experience, and reviewed both comparable positions in the market and the market demand for such executive’s skill sets at the time of hire (as applicable).  Base salaries may be increased for merit reasons, based on the executive’s success in meeting or exceeding individual performance objectives as well as our combined success in meeting corporate goals, subject to minimum salary requirements set forth in applicable employment agreements.  Salaries for individual executive officers are compared to peer group companies based on the surveys and proxy statement information described above.  Base salaries may also be adjusted to maintain market competitiveness, as compared to our peers.

In the case of Jean-Pierre Sommadossi, our chief executive officer, Ronald Renaud, our chief financial officer and treasurer, Douglas Mayers, our executive vice president, clinical development, and chief medical officer, and John Weidenbruch, our executive vice president and general counsel, the minimum base salary is mandated by our written employment arrangements with those executives.  Merit increases generally take effect in February or March of each year.

During 2009, the Compensation Committee determined that in consideration of market conditions, none of our executive officers would receive an increase in base salary.  The annual base salaries remained at the same rate as established in 2008, as set forth below.

For 2010, our board of directors determined, following a recommendation by management, that our chief executive officer’s base salary would again not be increased.  The Compensation Committee also determined, following a recommendation by management, that the respective base salaries of our chief financial officer, chief medical officer and executive vice president and general counsel would not be increased from their current levels.  Management’s recommendation was based on the continued market volatility and information  provided by Towers Watson to the Compensation Committee.  The base salary of David Standring, our executive vice president of biology, was increased from $260,000 to $270,000 in recognition of the responsibilities he has assumed in the discovery area.

Named Executive Officer	Title	2009 Salary	2010 Salary

Jean-Pierre Sommadossi	Chief Executive Officer	$580,000	$580,000

Ronald Renaud	Chief Financial Officer and Treasurer	$350,200	$350,200

Douglas Mayers	Executive Vice President, Clinical Development, and Chief Medical Officer	$330,000	$330,000

David Stranding	Executive Vice President, Biology	$260,000	$270,000

John Weidenbruch	Executive Vice President and General Counsel	$324,450	$324,450

Annual Cash Performance Incentive

We have an annual cash performance incentive plan for our executives, as discussed above.  The annual cash performance incentive is intended to compensate for the direct contribution made by the executive to the achievement of company strategic, operational and financial goals through individual effort and achievement.  Amounts payable under the annual cash performance incentive plan are calculated as a percentage of the executive’s base salary.  A target annual incentive amount is established at the beginning of each year.  The plan allows for awards ranging from 0% to 200% of the cash target amount.  The actual cash performance incentive award is determined according to each named executive officer’s level of achievement against the corporate and individual objectives for all executives other than Dr. Sommadossi.   Due to the expectations uniquely associated with his position, Dr. Sommadossi’s cash incentive award is based solely on the achievement of corporate goals and objectives.  The other named executive officers’ respective cash incentive awards were based in part on the achievement of individual objectives as well as corporate objectives.

As noted above, the Compensation Committee set the overall corporate rating at 2.14 for 2009.  According to the compensation bonus plan approved by the Compensation Committee and the board of directors, the overall corporate rating determines the total funding of the cash incentive pool available for all employees, including the named executive officers.  Each named executive officer is given an overall rating, based upon the corporate performance rating discussed above and his or her level of achievement against his or her individual pre-determined objectives.  Under the plan, a corporate rating of 2.14 should typically result in the funding of 110% of the aggregate target cash incentive pool.  However, management recommended to the Compensation Committee that in light of the company’s current financial resources, the actual incentive funding payout be reduced to an aggregate of 100%.  The committee, while recognizing the importance of management’s recommendation, determined that the payouts should exceed target in several instances, as further described below.

Based on the Compensation Committee’s assessment of the overall corporate performance and Dr. Sommadossi’s contributions toward this performance, it was determined that Dr. Sommadossi would be awarded a cash performance incentive above his target.   Specifically, the Compensation Committee acknowledged as a significant accomplishment Dr. Sommadossi’s leadership in advancing multiple classes of HCV compounds from discovery through the IND stage and the speed at which the company was able to reach these milestones.

Mr. Renaud’s overall rating was weighted based on the achievement of the goals associated with the general and financial operations of the company, development of an HCV product valuation model and individual goals linked to infrastructure improvements.  Mr. Renaud received a cash performance incentive at target based on these accomplishments as well as his strategic role in working with our key business partners including both Novartis and GSK.

Dr. Mayers’ overall rating was weighted based on the achievement of goals associated with the clinical development of our compounds IDX184 and IDX375 and individual goals in support of other programs.  Dr. Mayers’ cash performance incentive was slightly below his target because not all clinical development goals pertaining to his department were fully realized within specified timeframes during 2009.

Dr. Standring’s overall rating was weighted based on the achievement of goals associated with IDX184, IDX375, IDX320 and our discovery program, with an individual goal associated with the transfer of a screening operation within Idenix. Dr. Standring’s cash performance incentive was above target due to his contributions to the corporate goals and the transition of the screening operation with minimal disruption.

Mr. Weidenbruch’s overall rating was weighted based on both the achievement of corporate goals associated with general operations and his individual goals.  Mr. Weidenbruch’s cash performance incentive was above target due to his efforts achieving corporate goals relating to general operations, solidifying our position in the area of intellectual property and the completing restructuring activities in Europe.

The targeted cash performance incentive awards set in February 2009, along with actual amounts paid in 2010 for performance in 2009, for our named executive officers is set forth in the following table:

Named Executive Officer	Title	2009 Targeted Cash Performance Incentive As a Percentage of Base Salary	Actual Performance Incentive As a Percentage of Base Salary for 2009	Actual Cash Performance Incentive Paid for 2009

Jean-Pierre Sommadossi	Chief Executive Officer	60%	69%	$400,000

Ronald Renaud	Chief Financial Officer and Treasurer	50%	50%	$175,000

Douglas Mayers	Executive Vice President, Clinical Development, and Chief Medical Officer	50%	42%	$140,000

David Standring	Executive Vice President, Biology	35%	40%	$105,000

John Weidenbruch	Executive Vice President and General Counsel	40%	43%	$140,000

The incentive awards set forth in the table above were paid to the named executive officers in late February 2010.  Furthermore, in reviewing current bonus targets for the named executive officers compared to our peer group, the Compensation Committee determined that Dr. Standring’s bonus target should be increased to 40% of base salary for the fiscal year ending December 31, 2010.  The bonus targets for the other executive officers remain at the same level for 2010.

Cash Signing Bonuses

In certain circumstances, we provide cash signing bonuses in order to attract highly qualified talent. Whether a signing bonus is paid and the amount thereof, is determined on a case-by-case basis based on the specific circumstances surrounding the hiring of a new executive officer.  We will consider paying signing bonuses to compensate the executive for amounts forfeited when the executive leaves a previous employer, or to create additional incentive for executives to join our company in a position where there is high market demand.

Stock Options

Our stock option program is the primary vehicle for offering long-term incentives to our executives, although the Compensation Committee has the authority to award other forms of equity-based compensation under our stock incentive plan.  We believe that stock option grants provide our executives with a strong link to our long-term performance and create an ownership culture and help align the interests of our executives and shareholders.  In addition, the vesting feature of our stock option grants furthers our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period.  The Compensation Committee and the board closely oversee the annual “burn rate” or stock utilization rate under our stock option program to ensure that it is appropriate in proportion to the overall corporate stock option plan.  We use the term “burn rate” to mean, and burn rate is generally defined as, the total number of shares subject to all equity awards granted during the fiscal year divided by the total number of shares outstanding plus the shares available for grant under our stock incentive plans at the end of the fiscal year.  Our burn rate was 3.0% from fiscal year 2007 through the end of fiscal 2009, which is within the industry guidelines established by Risk Metrics, Inc., and is below the median of our peer group.

The annual target equity awards for named executive officers are set forth in such officer’s respective employment agreement, each of which have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2009.  The Compensation Committee reviews these targets, and if necessary, makes any appropriate adjustments each year as part of the annual review process.  The executive officers are awarded stock options with an exercise price equal to the fair market value of Idenix common stock on the date of the grant.  For executive officers other than our chief executive officer, the Compensation Committee grants options that vest monthly over a four-year period.  The stock options awarded to our chief executive officer typically vest over a five-year period with 25% of the award vesting on the first anniversary of the date of the grant and the remaining 75% vesting on a monthly basis over the next four years.  Our chief executive officer has a longer vesting schedule for greater retention impact of the option grant.

Stock Option Grant Practices

Stock awards to our executives are typically granted annually in conjunction with the review of their individual performance.  This review takes place at the regularly scheduled meeting of the Compensation Committee held during the first quarter of the fiscal year. From time to time stock awards are made at other times during the year.  During this review, the chief executive officer provides stock option award and target recommendations for the executive officers to the Compensation Committee.  The Compensation Committee reviews the recommendations and is ultimately responsible for approval of all option grants and target amounts to executive officers, other than to our chief executive officer.    Stock option grants and target amounts regarding our chief executive officer are recommended by the Compensation Committee for approval by our board of directors.  In February 2009, the board of directors approved a stock option grant of 200,000 shares at an exercise price of $5.46 under our 1998 equity incentive plan to our chief executive officer.  After the stock option grant was approved, it was determined that the stock options could no longer be awarded under the 1998 plan and, accordingly this stock option award was not granted.  In March 2010, our board of directors reapproved a stock option grant of 200,000 shares at an exercise price of $5.46 under our 2005 equity incentive plan.  In an effort to address the vesting that would have occurred between February 2009 and the reapproval of this stock option grant in March 2010, our board of directors modified the vesting period for the March 2010 grant so that the intended vesting schedule would not be affected by the re-approval of the grant.

Determination of Stock Option Exercise Prices

Stock options are granted with an exercise price equal to the fair market value on the grant date, calculated as the average of the open and close prices of our common stock as reported on the NASDAQ Global Market on such date.  Idenix has not re-priced stock options or granted any options below fair market value on the grant date.

Initial New Hire Grant

Idenix provides an initial stock option award to all employees with regular employment status, which includes our executive officers.  The amount of the award is based upon similar grants to individuals holding comparable positions in peer group companies, based on survey data.  The amount of the initial stock option award is also reviewed in light of the employee’s base salary and other compensation to ensure that the employee’s total compensation is in line with our overall compensation philosophy.

Annual Stock Option Awards

Executive officers are eligible for an annual stock option grant which is also a key part of our overall compensation program.  As with the Compensation Committee’s determination of base salary and initial stock option awards, in considering annual stock option awards for our executives, the committee conducts a review of all components of the executive’s compensation to ensure that an executive’s total compensation is consistent with our overall philosophy and objectives.  Among other factors analyzed in determining an annual grant are the individual executive’s performance over the prior year, the company’s performance over the prior year and comparable market data.

Stock Option Grants for Fiscal 2009 and Target Grants for Fiscal 2010

In February 2010, the named executive officers received long-term incentive awards as part of the annual review process for 2009 performance.  No other long-term incentive awards were granted to the named executive officers in connection with their performance in 2009.  These long-term awards granted for fiscal 2009 were higher than target amounts for almost all of the named executive officers principally because the Compensation Committee considered an analysis prepared by Towers Watson that indicated that that the equity targets for our named executive officers were well below targeted market positions when compared to our peer group, as further discussed below.  The Compensation Committee recognized the need to retain and incentivize our executive management team in light of current market conditions. For our 2009 fiscal year long-term incentive compensation, the Compensation Committee authorized a grant of stock options, which was made on February 10, 2010, to the named executive officers, including our chief executive officer. Also on February 10, 2010, the board approved a stock option grant to our chief executive officer based on a recommendation of the Compensation Committee. Set forth in the table below are the stock option targets for fiscal 2009 for our named executive officers and the actual number of options granted to such named executive officers for fiscal 2009.

Our chief executive officer, Dr. Sommadossi, was granted 100,000 stock options greater than target for fiscal 2009 both in light of the analysis prepared by Towers Watson and in recognition of the achievement of corporate goals.

Mr. Renaud, our chief financial officer, was granted 20,000 stock options greater than target for fiscal 2009 both in light of the analysis prepared by Towers Watson and in recognition of the achievement of individual and corporate goals for fiscal 2009.

For fiscal 2009, our chief medical officer, Dr. Mayers, was granted an option award equal to his target for stock option awards in consideration of his level of achievement of individual and corporate goals for fiscal 2009 and to maintain market competiveness.

Dr. Standring, our executive vice president of biology, was granted 20,000 stock options greater than target for fiscal 2009 in recognition of the achievement of individual and corporate goals for 2009.

Mr. Weidenbruch, our general counsel, was granted 20,000 stock options greater than target for fiscal 2009 both in light of the analysis prepared by Towers Watson and in recognition of the achievement of individual and corporate goals for 2009.

The Compensation Committee (and the board, in the case of Dr. Sommadossi) determined that in light of market data, for the year ending December 31, 2010, the targeted shares underlying options be increased for the named executives set forth in the table below.

Named Executive Officer	Title	Targeted Shares Underlying Stock Options for fiscal 2009	Stock Options Granted for fiscal 2009	Targeted Shares Underlying Stock Options for fiscal 2010

Jean-Pierre Sommadossi	Chief Executive Officer	300,000	400,000	400,000
Ronald Renaud	Chief Financial Officer and Treasurer	80,000	100,000	110,000
Douglas Mayers	Executive Vice President, Clinical Development, and Chief Medical Officer	40,000	40,000	60,000

David Standring	Executive Vice President, Biology	30,000	50,000	50,000
John Weidenbruch	Executive Vice President and General Counsel	80,000	100,000	90,000

Grants of stock options are designed and administered so that they are not subject to the limits on the company’s ability to take federal income tax deductions for executive compensation over $1.0 million per year, imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended.

Benefits

We maintain benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. All eligible and participating employees receive a 401(k) match of twenty-five percent (25%) on pre-tax contributions, up to the first six percent (6%) of eligible compensation. Executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

We also provide all employees, including executive officers with a flexible spending account plan and paid time off benefits including, vacation, sick time and holidays.   In addition, we provide the chief executive officer with company-paid life insurance, with a death benefit amount of $2.0 million and company-paid disability with an aggregate benefit amount of $2.0 million, either payable in a lump-sum or as an annuity.  We also provide, from time to time, payment or reimbursement of expenses in connection with the relocation of our executive officers, including amounts required to gross up these expenses for tax purposes.

The Compensation Committee analyzed the total compensation package for each executive to determine whether our current combination of compensation elements provided to our executives contains what are considered to be an appropriate mix of cash compensation, long term incentive and indirect compensation.  The Compensation Committee concluded that the total compensation mix is appropriately structured at the present time with a significant portion of the total compensation placed on the variable awards such as the annual incentive bonus and the long term component in the form of stock options while keeping a lower portion in the fixed area of benefits.  We believe that this mix emphasizes the performance aspect of the compensation framework and is consistent with the interests of our shareholders.  We do not offer or provide any additional perquisites to the chief executive officer or any other officer of the company.

Severance and Change-in-Control Payments

We have entered into employment agreements with each of our named executive officers providing for, among other things, severance and change-in-control benefits as described below. We have worked to design our severance and change-in-control arrangements to be competitive, and we periodically review  these arrangements relative to current market trends.  We review the total compensation arrangements for each of our executives  to determine whether the potential benefits that our current severance and change-in-control arrangements provide are proportionate to the value brought to Idenix by each of the executives, and we believe our current severance and change-in-control benefits are appropriate.

We believe that the severance plans for executives are consistent with our goal of offering compensation packages that enable us to attract and retain talented executives on terms consistent with the interests of our shareholders.  While we do not believe that the provision of a severance plan is likely to be a determinative factor in an executive’s decision to join Idenix, the absence of such a plan could present a distinct competitive disadvantage in the market for talented executives.

Severance Payments

In the event that we terminate the employment of Drs. Mayers or Standring or Messrs. Renaud or Weidenbruch for reasons other than cause (as defined in their respective employment agreements), or if Dr. Mayers or Messrs. Renaud or Weidenbruch terminates his respective employment for good reason (as defined in his respective employment agreement), each executive is entitled to receive the following:

•
a lump sum payment equivalent to one times the executive officer’s base salary at the time of termination and the greater of: (i) the current year target cash performance incentive; or (ii) the cash performance incentive earned in the year preceding the year in which the termination of employment occurs;

•	immediate vesting and exercisability of all outstanding equity awards; and

•
benefits continuation pursuant to the federal “COBRA” laws, and continued payment by Idenix of premiums for the executive officer (and the executive officer’s covered dependents) under the group health, dental, disability and life insurance coverage at the active employee rates for a period of 12 months subsequent to the date of termination.

In the event our board of directors terminates Dr. Sommadossi’s employment for reasons other than cause (as defined in his employment agreement), or he terminates his employment for good reason (as described in his employment agreement), the chief executive officer is entitled to receive the following:

•	a lump sum payment equivalent to two times his base salary at the time of termination;

•
two times the greater of: (i) his current year target cash performance incentive; or (ii) the cash performance incentive earned in the year preceding the year in which the termination of employment occurs;

•	immediate vesting and exercisability of all outstanding equity awards;

•
benefits continuation pursuant to the federal “COBRA” laws, and continued payment by Idenix of premiums for him (and his covered dependents) under the group health, dental, and life insurance coverage at the active employee rates for a period of 24 months subsequent to the date of termination; and

•	pro-rated annual target cash performance incentive amount and pro-rated target equity grant.

In addition, Dr. Sommadossi’s employment agreement provides for cash and noncash benefits upon a termination of employment for death or disability.

Change-in-Control Payments

We have designed our change-in-control policies to provide income continuity after a change-in-control that results in the executive being separated from the company.  Our policy in the case of change-in-control benefits has been to structure these as “double trigger” benefits.  In other words, the change-in-control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated or the executive terminates his or her employment for good reason during a specified period after the change-in-control. We believe a “double trigger” benefit maximizes shareholder value because it prevents an unintended windfall to executives in the event of a friendly change-in-control, while still providing them appropriate incentives to cooperate in negotiating any change-in-control in which they believe they may lose their jobs.  Under the terms of the employment agreements with our named executive officers, if, within one year following a change in control of Idenix, an executive officer’s  employment is terminated without cause or if such officer terminates his or her employment for good reason, the officer is entitled to, in addition to any severance payment, an additional lump-sum payment in an amount equal to:

•	such officer’s annual base salary; and

•	the greater of such officer’s target cash performance incentive amount or the cash incentive award earned in the year preceding the year in which the termination occurs.

Dr. Sommadossi is also entitled to receive gross up payments on any applicable benefits he receives relating to change-in-control payments. This means that Dr. Sommadossi will be compensated for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the Code) by paying gross up amounts on any applicable benefits he receives under his employment agreement. The agreements we have with our other named executive officers provide that the amount of severance benefits payable to such executive may be reduced by an amount such that the excise tax provisions of sections 280G and 4999 of the Internal Revenue Code of 1986 would not apply to such payments.  The severance benefits payable will only be so reduced if the net after tax amount that would be received by the executive is greater than the net after-tax amount that would have been received without such reduction.

Tax Considerations

The Internal Revenue Service, pursuant to Section 162(m) of the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than our chief executive officer and our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers.  Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met.  We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us.  However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary

The Compensation Committee believes that our compensation programs are designed and administered in a manner consistent with its compensation philosophy and objectives.  We continually monitor these programs in recognition of the dynamic marketplace in which we compete for talent.  We intend to continue to emphasize pay-for-performance and equity-based incentive programs that reward executives for actual results and that are consistent with shareholder interests.

Narrative Disclosure of our Compensation Policies and Practices as They Relate to Risk Management

Our Compensation Committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company.  Our Compensation Committee believes that any such risks are mitigated by:

•
The multiple elements of our compensation packages, including base salary, annual bonus programs and equity awards that vest over multiple years and are intended to motivate employees to take a long-term view of our business.

•
The structure of our annual cash bonus program that is based on a number of different performance measures (including goals related to our drug candidates and related programs, our discovery program and objectives relating to our general operations of the company, such as budget control, forecasting and financial reporting) and, generally,  on both individual and corporate goals to avoid employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business.

•	Individual performance targets that we believe are somewhat aggressive yet reasonable and should not require undue risk-taking to achieve.
•	Goals being set appropriately to avoid targets that, if not achieved, result in a large percentage loss of compensation;
•	Annual cash performance incentive awards for all employees are capped at two hundred percent (200%) of target amount; and
•	Multi-year vesting of our equity awards and our share ownership guidelines properly account for the time horizon of risk.

EXECUTIVE COMPENSATION

Compensation Summary

The following table contains information with respect to the compensation for fiscal 2009 of anyone serving as our principal executive officer and principal financial officer during 2009 and our three most highly compensated executive officers serving as executive officers at the end of the last completed fiscal year. We refer to the executive officers identified in this table as our “named executive officers”.

Summary Compensation Table

						Non-Equity
						Incentive
					Option	Plan	All Other
Name and		Salary	Bonus		Awards	Compensation	Compensation		Total
Principal Position	Year	($)(1)	($)		($)(2)	($)(3)	($)		($)
Jean-Pierre Sommadossi,	2009	$580,000	-		$647,780	$400,000	$30,987	(4)	$1,658,767
President and CEO	2008	575,000	-		1,019,375	400,000	29,569	(4)	2,023,944
	2007	544,792	-		1,302,180	250,000	29,564	(4)	2,126,536
Ronald C. Renaud, Jr.,	2009	350,200	-		356,279	175,000	3,359	(6)	884,838
Chief Financial Officer	2008	348,500	-		233,000	200,000	-		781,500
and Treasurer(5)	2007	172,615	$400,000	(7)	803,382	74,333	-		1,450,330
Douglas Mayers,	2009	290,687	-		129,556	140,000	3,675	(9)	563,918
Executive Vice President	2008	325,000	-		233,000	150,000	3,450	(9)	711,450
and Chief Medical Officer (8)	2007	284,231	300,000	(10)	534,752	112,500	102,438	(11)	1,333,921
David Standring,	2009	260,000	-		145,751	105,000	3,315	(12)	514,066
Executive Vice President,	2008	260,000	-		203,875	91,000	3,082	(12)	557,957
Biology	2007	232,497			149,519	63,450	2,703	(12)	448,169
John F. Weidenbruch,	2009	324,450	-		291,501	140,000	2964	(13)	758,915
Executive Vice President,	2008	322,875	-		174,750	130,000	2,388	(13)	630,013
General Counsel and	2007	311,875	-		98,330	82,688	79,532	(14)	572,425
Secretary

(1)
Salary increases generally occur in March and are not retroactive to January. For this reason, the amount actually paid to the named executive officer is lower than such person’s base salary for the year.

(2)
The amounts in the Option Awards column reflect the grant date fair value of option awards granted during fiscal 2009 under our stock incentive plans, in accordance with FASB ASC Topic 718. There can be no assurance that FASB ASC Topic 718 amounts will reflect actual amounts realized. Refer to Note 10, “Equity Incentive Plans and Share-Based Compensation”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal 2009 filed with the SEC on March 9, 2010 for the relevant assumptions used to determine the valuation of our option awards.

(3)	The amounts shown in this column reflect cash bonus awards paid to our named executive officers under our annual performance-based incentive bonus plan for performance in the year indicated.

(4)
Consists of supplemental life insurance premiums paid by Idenix. Idenix paid for a life insurance policy for Dr. Sommadossi and grossed up such amounts as required pursuant to Dr. Sommadossi’s employment agreement.

(5)	Mr. Renaud became an executive officer of Idenix in June 2007.

(6)	Consists of amounts paid as a company match to Mr. Renaud’s 401(k).

(7)	Consists of a cash signing bonus in connection with the hiring of Mr. Renaud.

(8)	Dr. Mayers became an executive officer of Idenix in January 2007.

(9)	Consists of amounts paid as a company match to Dr. Mayers’ 401(k).

(10)	Consists of a cash signing bonus in connection with the hiring of Dr. Mayers.

(11)	Consists of amounts paid for Dr. Mayers’ relocation to the Boston, Massachusetts area including amounts required to gross up these expenses for tax purposes.

(12)	Consists of amounts paid as a company match to Dr. Standring’s 401(k).

(13)	Consists of amounts paid as a company match to Mr. Weidenbruch’s 401(k).

(14)	Consists of amounts paid for Mr. Weidenbruch’s relocation to the Boston, Massachusetts area including amounts required to gross up these expenses for tax purposes.

Grants of Plan-Based Awards

The following table shows information concerning each grant of an award made to a named executive officer during fiscal 2009 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Grants of Plan-Based Awards

								All Other
								Option			Grant Date
								Awards:	Exercise or	Closing	Fair Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Base Price	Price of	Stock and
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Securities	of Option	Stock on	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Awards	Grant	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)(3)	Options (#)	($/Sh) (4)	Date ($)	($)(5)
Jean-Pierre Sommadossi	2/13/2009	$-	$348,000	$696,000
	2/13/2009				-	300,000	-
	2/13/2009							200,000	$5.46	$5.39	$647,780
Ronald C. Renaud, Jr.	2/13/2009	-	175,100	350,200
	2/13/2009				-	80,000	-
	2/13/2009							110,000	$5.46	$5.39	356,279
Douglas Mayers	2/13/2009	-	165,000	330,000
	2/13/2009				-	40,000	-
	2/13/2009							40,000	$5.46	$5.39	129,556
David Standring	2/13/2009	-	91,000	182,000
	2/13/2009				-	30,000	-
	2/13/2009							45,000	$5.46	$5.39	145,751
John Weidenbruch	2/13/2009	-	113,558	227,116
	2/13/2009				-	80,000	-
	2/13/2009							90,000	$5.46	$5.39	291,501

(1)
Consists of potential cash payments under our annual performance-based incentive bonus plan for executives. Actual cash bonus amounts awarded in March 2010 for 2009 performance are set forth in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation” for 2009.

(2)
Consists of potential stock option awards for executives under our annual performance-based incentive bonus plan for executives. For such stock option awards, the grant date fair value, in accordance with FASB ASC Topic 718, is set forth in the Summary Compensation Table under the column “Option Awards” for 2009.

(3)
No set maximum exists for equity incentive plan awards. Actual equity incentive plan awards are made at the discretion of our Compensation Committee or, in the case of awards to our chief executive officer, at the discretion of our board of directors based upon the Compensation Committee’s recommendation.

(4)
The exercise price of a share of our common stock on a particular date for purposes of granting stock options is determined as the average of the open and close prices as reported on the NASDAQ Global Market on such date.

(5)
The amounts in this column represent the grant date fair value of each equity award as determined in accordance with FASB ASC Topic 718. These amounts do not include the grant date fair value of equity awards calculated under FASB ASC Topic 718 of stock option awards granted in February 2010 under our 2009 annual performance-based incentive plan for executives.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding unexercised stock options held by our named executive officers as of December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
		Number of
	Number of	Securities
	Securities	Underlying
	Underlying	Unexercised	Option Exercise
	Unexercised Options	Options (#)	Price	Option Expiration
Name	(#) Exercisable(1)	Unexercisable(1)	($)	Date

Jean-Pierre Sommadossi	56,250	—	$8.50	11/19/2012
	100,000	—	12.05	2/1/2014
	145,313	4,687	19.14	2/27/2015
	117,188	32,812	21.11	3/6/2016
	89,064	60,936	7.25	3/28/2017
	100,000	50,000	7.24	5/31/2017
	46,875	53,125	2.41	11/8/2017
	147,659	202,341	5.18	2/21/2018
	—	200,000	5.46	2/13/2019
Ronald C. Renaud, Jr.	145,313	79,687	6.12	6/27/2017
	21,667	18,333	2.41	11/8/2017
	38,334	41,666	5.18	2/21/2018
	25,209	84,791	5.46	2/13/2019
Douglas Mayers	75,000	25,000	8.88	1/21/2017
	21,667	18,333	2.41	11/8/2017
	38,334	41,666	5.18	2/21/2018
	9,167	30,833	5.46	2/13/2019
David Standring	5,000	—	8.50	11/19/2012
	20,000	—	12.05	2/1/2014
	20,000	—	19.14	2/27/2015
	19,166	834	21.11	3/6/2016
	17,708	7,292	8.12	3/5/2017
	16,250	13,750	2.41	11/8/2017
	33,542	36,458	5.18	2/21/2018
	10,313	34,687	5.46	2/13/2019
John Weidenbruch	62,500	12,500	10.25	9/4/2016
	7,084	2,916	8.12	3/5/2017
	21,667	18,333	2.41	11/8/2017
	28,750	31,250	5.18	2/21/2018
	20,625	69,375	5.46	2/13/2019

(1)
Options vest in 48 equal monthly installments beginning on the last day of the month of the date of grant, except that options granted to Dr. Sommadossi generally vest over a five-year period with 25% of the shares vesting on the first anniversary of the date of grant and the remaining 75% vesting in 48 equal monthly installments thereafter. Options exercisable set forth herein, if exercised, would provide voting power with respect to the shares of common stock underlying such options.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the exercise of stock options during 2009 for each of the named executive officers:

OPTION EXERCISES DURING FISCAL 2009

	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)(1)

Jean-Pierre Sommadossi		$—
Ronald C. Renaud, Jr.		$—
Douglas Mayers		$—
David Standring	15,000	$12,900
John Weidenbruch		$—

(1)
Value represents the difference between the closing price per share of our common stock on each date of exercise and the exercise price per share, multiplied by the number of shares acquired on exercise.

Potential Payments Upon Termination or Change in Control

Potential payments made to our named executive officers in the instance of a termination without cause or a termination for good reason or in the case of change in control benefits upon a “double trigger” are discussed in greater detail under “Compensation Discussion and Analysis” “— Severance and Change in Control Benefits”.

The table below sets forth the potential payments to our named executive officers assuming a termination event or a change in control event occurred as of December 31, 2009:

POTENTIAL TERMINATION PAYMENTS

		Acceleration of
		Vesting of
	Salary and	Equity	Other
	Bonus(1)	Awards(2)	Payments(3)	Total

Jean-Pierre Sommadossi	$1,960,000	$—	$44,000	$2,004,000
Ronald C. Renaud, Jr.	525,300	—	22,000	547,300
Douglas Mayers	495,000	—	22,000	517,000
David Standring	365,000	—	15,300	380,300
John Weidenbruch	464,450	—	22,000	486,450

(1)
This amount represents a lump sum payment equivalent to one times the executive’s base salary (two times in the case of Dr. Sommadossi) at the time of termination plus an amount equal to one times (two times in the case of Dr. Sommadossi) the greater of such executive’s current year target bonus or the cash bonus earned in the year preceding the year in which the termination occurs.

(2)
All equity awards vest and become immediately exercisable in full upon a termination event. This amount is equal to the number of options multiplied by the difference between the exercise price of such option and the closing stock price of our common stock on December 31, 2009 ($2.15) as reported by the NASDAQ Global Market. As of December 31, 2009, there were no options with an exercise price less than $2.15.

(3)
Represents amounts related to continued medical, dental and other benefits for such officer and his eligible dependents for up to 12 months (24 months after termination in the case of Dr. Sommadossi) as set forth in such officer’s employment agreement or arrangement.

The table below sets forth the potential payments to our named executive officers assuming a change in control event occurred as of December 31, 2009:

POTENTIAL CHANGE IN CONTROL PAYMENTS

	Total Termination	Change in Control	Estimated Tax
	Payments(1)	Payment(2)	Gross-Up(3)	Total

Jean-Pierre Sommadossi	$2,004,000	$980,000	$1,245,993	$4,229,993
Ronald C. Renaud, Jr.	547,300	525,300	—	1,072,600
Douglas Mayers	517,000	495,000	—	1,012,000
David Standring	380,300	365,000	—	745,300
John Weidenbruch	486,450	464,450	—	950,900

(1)	This amount represents the aggregate amount payable to such officer with respect to a termination event as set forth in the “Total” column of the above table “Potential Termination Payments”.

(2)
Amount represents a lump sum payment equivalent to one times the executive’s base salary at the time of termination plus an amount equal to one times the greater of such executive’s current year target bonus or the cash bonus earned in the year preceding the year in which the change in control occurs.

(3)
Dr. Sommadossi will be compensated for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code by paying gross up amounts on any applicable benefits he receives under his employment agreement as set forth therein.

Compensation Committee Interlocks and Insider Participation

 No member of the Compensation Committee had any relationship with us requiring disclosure under Item 407(e)(4) of Regulation S-K under the Exchange Act.

No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Idenix’s Board of Directors or Compensation Committee.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2009. All of our option plans have been approved by our shareholders.

Equity Compensation Table

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities			Equity Compensation
	to be Issued Upon		Weighted Average	Plans (Excluding
	Exercise of		Exercise Price of	Securities Reflected in
Plan Category	Outstanding Options		Outstanding Options	Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders	5,559,727	(1)	$7.72	1,658,943	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	5,559,727			1,658,943

(1)
Consists of 1,242,537 shares of common stock issuable upon exercise of options under our 1998 equity incentive plan and 4,317,190 shares of common stock issuable upon exercise of options under our 2005 stock incentive plan.

(2)
Consists of 1,658,943 shares of common stock issuable under our 2005 stock incentive plan. Our 2005 plan authorizes the issuance of stock options, restricted and unrestricted stock, stock appreciation rights, performance shares and other equity-based awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Idenix’s Annual Report on Form 10-K for fiscal 2009.

By the Compensation Committee

Wayne T. Hockmeyer, Chair
Charles W. Cramb

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee. The Audit Committee, among other matters, is responsible for assisting the board in its oversight of the integrity of our financial statements and the qualifications, independence and performance of our independent registered public accounting firm.

The Audit Committee reviewed and discussed our audited consolidated financial statements for fiscal 2009 with our management. The Audit Committee also reviewed and discussed our audited consolidated financial statements, the audit of our internal control over financial reporting and the matters required to be discussed by SAS No. 61, as amended, (Codification of Statements on Auditing Standards, AU Section 380 as adopted by the Public Company Accounting Oversight Board in Rule 3200T) with PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by the Public Company Accounting Oversight Board Rule 3526 (Public Company Accounting Oversight Board Rule 3526 Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP the matters disclosed in this letter and their independence.

The Audit Committee also considered whether PricewaterhouseCoopers LLP’s provision of other non-audit related services to us is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for fiscal 2009 and selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010.

By the Audit Committee

Charles W. Cramb, Chair
Thomas R. Hodgson
Denise Pollard-Knight

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

In March 2007, our board of directors adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Idenix is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person”, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction”, the related person must report the proposed related person transaction to our General Counsel, who would then notify the board’s Audit Committee of such transaction. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the board’s Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, if the amount involved in such transaction is not greater than $250,000. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•
any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Idenix’s best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•
interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated gross revenues of the party receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter. In addition, the policy does not apply to transactions with Novartis Pharma AG and its affiliates, each of which are reviewed and approved by the Audit Committee pursuant to the terms of its charter to the extent such transaction constitutes a “related party transaction” within the meaning of Item 404 of Regulation S-K.

Relationship with Novartis Pharma AG

In May 2003, we entered into a collaboration with Novartis relating to the worldwide development and commercialization of our product candidates licensed by Novartis. Simultaneously, Novartis purchased approximately 54% of our outstanding capital stock from our stockholders for $255 million in cash, with an aggregate amount of up to $357 million contingently payable to these stockholders if we achieve predetermined development milestones with respect to the development of specific product candidates for the treatment of the hepatitis C virus, or HCV. Including shares acquired in 2005 from its affiliate, Novartis BioVentures Ltd., and shares acquired as a result of the exercise of its stock subscription rights, Novartis owned approximately 47% of our outstanding common stock as of the record date. Novartis BioVentures Ltd. was an existing stockholder in May 2003 at the time of the Novartis stock purchase.

Our relationship with Novartis includes a number of arrangements that affect our corporate governance and the research, development, manufacture and commercialization of our product candidates. The terms of these arrangements are set forth in the agreements described below to which we and Novartis are parties:

•
a stockholders’ agreement, as amended and restated in July 2004 in connection with our initial public offering, provides for, among other things: the ability of Novartis to maintain its percentage ownership in our stock; rights of Novartis with respect to designation of nominees for election as director; rights of Novartis to approve specified material corporate activities of Idenix; and registration rights in favor of Novartis and certain of our other stockholders who held shares of our preferred stock prior to the conversion of such preferred stock into common stock in May 2003;

•
A waiver and consent entered into on May 19, 2009, under which Novartis consented to our filing of a registration statement on Form S-3 with the SEC for the sale of up to $100,000,000 in shares of our common stock (the S-3 Financing); Novartis waived its right to include shares of common stock in such registration statement, approved the issuance and sale by us of new shares of common stock pursuant to the registration statement, and waived its right to purchase a pro rata portion of such new shares; in addition, we granted Novartis the right to designate an additional director to serve on our board of directors, including the right, for up to one year, to remove and replace such designee;

•	a development and commercialization agreement, as amended, under which we are collaborating with Novartis to develop, manufacture and commercialize product candidates which they license from us; and

•
a supply agreement, under which Novartis will manufacture or have manufactured for us the active pharmaceutical ingredient, or API, for the clinical development supply of product candidates and potentially the API for the commercial supply of product candidates it has licensed from us and will perform the finishing and packaging of licensed products for commercial sale.

Stockholders’ Agreement

Under the stockholders’ agreement, we have:

•
agreed to use our reasonable best efforts to nominate for election as a director at least two designees of Novartis for so long as Novartis and its affiliates own at least 35% of our voting stock and at least one designee of Novartis for so long as Novartis and its affiliates own at least 19.4% of our voting stock, which rights of Novartis were subsequently supplemented by way of the waiver and consent;

•
agreed that for so long as any designee of Novartis serves on our board of directors, a Novartis director designee is entitled to be a member of each committee of our board of directors or a non-voting observer to any such committee, if such committee membership is barred by applicable law, rule or regulation;

•	granted Novartis, together with certain other holders of our common stock, rights to cause us to register, under the Securities Act of 1933, as amended, such shares of common stock;

•
granted to Novartis for so long as it and its affiliates continue to own at least 19.4% of our voting stock, approval rights over a number of corporate actions that we or our subsidiaries may take, including:

–	the authorization or issuance of additional shares of our capital stock or the capital stock of our subsidiaries, except for a limited number of specified issuances;

–	any change or modification to the structure of our board of directors or a similar governing body of any of our subsidiaries;

–	any amendment or modification to any of our organizational documents or those of our subsidiaries;

–	the adoption of a three-year strategic plan or the adoption of an annual operating plan and budget, if there is no approved strategic plan;

–	any decision that would result in a variance of total annual expenditures, capital or expense, in excess of 20% from the approved three-year strategic plan;

–	any decision that would result in a variance in excess of the greater of $10 million or 20% of our profit or loss target in the strategic plan or operating plan;

–	the acquisition of stock or assets of another entity that exceeds 10% of our consolidated net revenue, net income or net assets;

–	the sale, lease, license or other disposition of any assets or business which exceeds 10% of our net revenue, net income or net assets;

–	the incurrence of any indebtedness by us or our subsidiaries for borrowed money in excess of $2 million, other than in limited circumstances;

–	any material change in the nature of our business or that of any of our subsidiaries;

–	any change in control of Idenix or any subsidiary; and

–	any dissolution or liquidation of Idenix or any subsidiary, or the commencement by us or any subsidiary of any action under applicable bankruptcy, insolvency, reorganization or liquidation laws.

Novartis’s Ability to Maintain its Percentage Ownership Interest in Our Capital Stock

If we issue any shares of our capital stock, other than in certain situations, Novartis has the right to purchase such number of shares required to maintain its percentage ownership of our voting stock for the same consideration per share paid by others acquiring our stock. This right is applicable to equity awards under our stock incentive plans, including our 2005 Stock Incentive Plan.

Additionally, Novartis has the right to purchase, at par value of $0.001 per share, such number of shares as is required to maintain its percentage ownership of our voting stock if we issue shares of capital stock in connection with the acquisition or in-licensing of technology through the issuance of up to 5% of our stock in any 24-month period. These additional purchase rights remain in effect until the earlier of the date that Novartis and its affiliates own less than 19.4% of our voting stock or the date that Novartis becomes obligated to make contingent payments of $357 million to those holders of our stock who sold shares to Novartis on May 8, 2003. Idenix did not issue any shares of common stock to Novartis during fiscal 2009 in connection with these rights.

Pursuant to the waiver and consent, we granted Novartis the right to designate an additional director to serve on our board of directors, including the right, for up to one year, to remove and replace such designee.  The waiver and consent was conditioned on Novartis’ holding not less than forty-three percent (43%) of the common stock outstanding immediately after completion of the S-3 Financing and is effective through December 31, 2010.

Development, License and Commercialization Agreement

As part of the development, license and commercialization agreement, dated as of May 8, 2003 among us and Novartis, as amended, which we refer to as the development and commercialization agreement, Novartis has an option to license any of our development-stage product candidates after early demonstration of activity and safety in a proof of concept clinical study. The terms of these options, including license fees, milestone payments and payments in reimbursement of development expenses, vary according to the disease which the product candidate treats, the stage of development of the product candidate, the present value of future cash flows of the product candidate relative to those previously estimated for licensed products and product candidates, and Novartis’ ownership interest in us. Novartis waived its option for all of our NNRTI compounds, including IDX899, which allowed us to enter into a license arrangement with SmithKline Beecham Corporation, doing business as GlaxoSmithKline, or GSK, for our NNRTI compounds. Effective October 1, 2007, we transferred to Novartis our development, commercialization and manufacturing rights and obligations pertaining to telbivudine (Tyzeka®/Sebivo®) on a worldwide basis. At that time, we began receiving royalty payments equal to a percentage of net sales of Tyzeka®/Sebivo®. The royalty percentage varies based upon the territory and the aggregate dollar amount of net sales.

In connection with a licensing and stock purchase arrangement we entered into with GSK in February 2009, we amended the development and commercialization agreement with Novartis so that Novartis would retain the exclusive option to obtain rights to other product candidates developed by us, or in some cases licensed to us, so long as Novartis maintains ownership of 40% of our voting stock rather than ownership of 51% of our voting stock, as was initially agreed to by the parties in 2003.

Development of Products and Regulatory Activities

For the product candidates Novartis chooses to license, Novartis will have the right to approve, in its reasonable discretion, the development plan and budget. We will develop each licensed product in accordance with a development plan approved by a joint steering committee. The joint steering committee is comprised of an equal number of representatives of Idenix and Novartis. Novartis will also be responsible for certain development expenses incurred in accordance with approved development budgets for our product candidates that Novartis licenses. The collaboration arrangement contemplates several joint committees in which we and Novartis participate. We participate in these committees as a means to govern or protect our interests. The committees span the period from early development through commercialization of product candidates licensed by Novartis.

We have primary responsibility for preparing and filing regulatory submissions with respect to any licensed product in the United States, and Novartis has primary responsibility for preparing and filing regulatory submissions with respect to any licensed product in all other countries in the world. Under certain circumstances, primary responsibilities for all or certain regulatory tasks in a particular country may be switched from one party to the other.

Product Commercialization

In accordance with the arrangements set forth in our development and commercialization agreement with Novartis, we have the right to co-promote or co-market with Novartis in the United States, United Kingdom, France, Germany, Italy and Spain any products that Novartis licenses from us. If we co-promote or co-market, in the United States, we will act as the lead commercial party and record revenue from product sales and will share equally the resulting net benefit or net loss with Novartis from co-promotion from the date of product launch. In the United Kingdom, France, Germany, Italy and Spain, Novartis will act as the lead commercial party and record revenue from product sales. In the United Kingdom, France, Germany, Italy and Spain, the net benefit we might realize will increase incrementally during the first three years from the date of product launch, such that we will share equally with Novartis the net benefit from the co-promotion beginning in the third year from the date of product launch.

In other countries, we will effectively sell products to Novartis for their further sale to third parties. Novartis will pay us to acquire such products at a price that is determined in part by the volume of product net sales under the terms of the supply agreement described below.

Novartis has the right to market, sell or promote any product that competes with the products Novartis licenses from us.

Termination

Novartis, and in certain circumstances, we, have the right to terminate the development and commercialization agreement. Novartis may in its sole discretion terminate the development and commercialization agreement with respect to a particular product, product candidate or country on not less than six months notice.

If Novartis terminates the development and commercialization agreement for material breach by us, or for bankruptcy, insolvency or reorganization on our part, then Novartis may elect to retain licenses to our product candidates or products, in which case it will remain obligated to make payments to us in amounts to be negotiated in good faith at the time of termination. If we terminate part or all of the development and commercialization agreement for material breach by Novartis, or for bankruptcy, insolvency or reorganization on the part of Novartis, or if Novartis terminates the development and commercialization agreement unilaterally in the absence of a breach by us, we may be obligated to make payments to Novartis in amounts to be negotiated in good faith at the time of termination.

Master Manufacturing and Supply Agreement

Under the master manufacturing and supply agreement, dated May 8, 2003, between Novartis and us, which we refer to as the supply agreement, we appointed Novartis to manufacture or have manufactured the clinical supply of API for each product candidate licensed under the development and commercialization agreement and certain other product candidates. The cost of the clinical supply will be treated as a development expense, allocated between us and Novartis in accordance with the development and commercialization agreement. We have the ability to appoint Novartis or a third party to manufacture the commercial supply of the API based on a competitive bid process under which Novartis has the right to match the best third-party bid. Novartis will perform the finishing and packaging of the APIs into the final form for sale.

Indemnification

We have agreed to indemnify Novartis and its affiliates against losses suffered as a result of our breach of representations and warranties in the development and commercialization agreement and stock purchase agreement dated March 21, 2003 to which we, Novartis and substantially all of our stockholders as of March 21, 2003 are a party. In these agreements, we made numerous representations and warranties to Novartis regarding our HBV product and product candidate and HCV product candidate, including representations regarding our ownership of the inventions and discoveries relating to such. If one or more of our representations or warranties were not true at the time we made them to Novartis, we would be in breach of these agreements. Novartis has the right to seek from us, and under certain circumstances, from us and our stockholders who sold shares to Novartis, who include some of our officers and directors, indemnification for damages suffered by Novartis as a result of a breach by us. For a further discussion of indemnification rights and obligations, please refer to our Annual Report on Form 10-K where a more detailed discussion is presented under the caption “Business — Collaborations — Relationship with Novartis — Development, License and Commercialization Agreement — Indemnification”, “— Stock Purchase Agreement”, “Risk Factors — Factors Related to our Relationship with Novartis” and “— Factors Related to Patents and Licenses.”

Other Agreement

We have also agreed that until such time as Novartis and its affiliates own less than 40% of our voting stock, Novartis’s consent is required for the selection and appointment of our chief financial officer. If in Novartis’s reasonable judgment our chief financial officer is not satisfactorily performing his or her duties, we are required to terminate his or her employment.

Employment Agreements

We have entered into employment agreements/arrangements with each of Drs. Sommadossi, Mayers and Standring and Messrs. Renaud and Weidenbruch (each of which is included as an exhibit to Idenix’s Annual Report of Form 10-K for fiscal 2009 filed with the SEC on March 9, 2010). The employment agreements/arrangements for these officers generally provide base salary in an amount annually reviewable for increase, but not decrease, at the discretion of our board of directors or a committee of the board of directors. The employment agreements/arrangements also entitle each officer to receive an annual cash performance bonus in an amount that is expressed as a percentage of base salary if the board of directors in its discretion determines that such officer has achieved or surpassed performance goals established by the board of directors or Compensation Committee in consultation with our management. Currently, the minimum target bonus percentage is 60% for Dr. Sommadossi, 50% for each of Dr. Mayers and Mr. Renaud, 40% for Mr. Weidenbruch and 40% for Dr. Standring. Pursuant to the terms of the employment agreements/arrangements, the base salary and target bonus and equity award for the current year generally become the minimum amounts for future years for each officer.

Each officer is also eligible to participate in any of our equity incentive programs and has the opportunity, subject to approval of the Compensation Committee, or in the case of Dr. Sommadossi, our board of directors, to be awarded annually an option to purchase shares of our common stock which vest over a four-year period (except for awards granted to Dr. Sommadossi which will generally vest over a five-year period).

In addition, each officer’s employment agreement provides for severance benefits in the event Idenix terminates such officer’s employment for reasons other than cause (as defined in their respective employment agreements/arrangements), or they terminate their respective employment for good reason (as defined in their respective employment agreements/arrangements). In addition, if, within one year following a change in control of Idenix, such officer’s employment is terminated without cause or if such officer terminates his or her employment for good reason, the officer is entitled to additional change-in-control benefits.

For additional information about our executive compensation program generally and the terms of these employment agreements/arrangements, including officer base salaries, target bonus amounts, target option awards, option awards actually granted and severance and change in control benefits, please see generally the section of this proxy statement entitled “Compensation Discussion and Analysis” and, in particular “— Severance and Change in Control Benefits” and “Executive Compensation — Potential Payments Upon Termination or Change in Control”.

Registration Rights

As of April 1, 2010, the holders of shares of our common stock are entitled to cause us to register their shares or participate in a registration by us under the Securities Act. These rights are provided under the terms of the stockholders’ agreement with Novartis discussed above. These holders include the following directors, officer and holders of more than five percent of our voting securities and their affiliates:

Number of
Name of Holder	Registrable Shares

Novartis AG(1)	31,322,836
MPM Capital L.P. affiliated funds(2)	3,321,534
Jean-Pierre Sommadossi	100,000
Total	34,744,370

(1)
Represents 31,322,836 shares held by Novartis, a direct, wholly owned subsidiary of Novartis AG. Dr. Projan, one of our directors, serves as vice president, global head of infectious diseases for Novartis Institute for Biomedical Research, Inc., an affiliate of Novartis, Mr. Pelzer, also one of our directors, serves as president and chief executive officer of Novartis Corporation, an affiliate of Novartis, and Mr. Rosenberg, also one of our directors, serves as the head of business and licensing of Novartis Pharma AG, a direct, wholly owned subsidiary of Novartis AG.

(2)
Represents 2,949,488 shares held by BB BioVentures, 256,519 shares held by Parallel Fund, 37,299 shares held by Investors Fund and 78,228 shares held by AM LLC. Each of these funds is affiliated with MPM Capital L.P. affiliated funds.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
 ACCOUNTING FIRM

Our Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1998. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to questions from stockholders.

Our board of directors believes that the selection of PricewaterhouseCoopers LLP as our independent accounting firm for the fiscal year ending December 31, 2010 is in our best interests and the best interests of our stockholders and therefore recommends a vote “FOR” this proposal.

Principal Accounting Fees and Services

The following table summarizes the fees PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit and other services:

Fee Category	2009	2008

Audit Fees(1)	$672,227	$685,682
Audit-Related Fees	$-	$-
Tax Fees (2)	$144,542	$140,000
All Other Fees	$1,500	$3,075
Total Fees	$818,269	$828,757

(1)
Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Tax and other fees consist of fees for tax compliance, consulting and educational resources.

No audit-related fees billed in 2009 or 2008 were provided under the de minimis exception to the Audit Committee pre-approval requirements.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chair of the Audit Committee the authority to approve any audit or non-audit services (other than services relating to the annual and quarterly financial reviews) to be provided to us by our independent registered public accounting firm. Any approval of services by the Audit Committee chair pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

In 2008 and 2009, all new engagements of PricewaterhouseCoopers LLP were pre-approved by the Audit Committee for all audit, audit-related, tax and other services.

PROPOSAL 3 — AMENDMENT TO 2005 STOCK INCENTIVE PLAN

Overview

In the opinion of our board of directors, our future success depends, in large part, on our ability to maintain a competitive position in attracting, retaining and motivating key employees with experience and ability. Under our 2005 stock incentive plan, which we refer to herein as the 2005 Plan, we are currently authorized to grant awards with respect to an aggregate of 6,000,000 shares of common stock to our officers, directors, employees, consultants and advisors. As of March 31, 2010, there were 406,374 shares available for future grant under the 2005 Plan and all of our officers, directors, employees, consultants and advisors eligible to receive equity awards under the 2005 Plan.

On December 10, 2009, our board of directors adopted an amendment to the 2005 Plan that increased from 6,000,000 to 9,000,000 the number of shares of common stock available for issuance with respect to awards granted under the 2005 Plan (subject to adjustment for certain changes in our capitalization). The effectiveness of the amendment is subject to the approval of our stockholders.

We use the 2005 Plan to attract and retain talented employees in a highly competitive environment. Our management carefully considers all proposed grants under the 2005 Plan, and the Compensation Committee approves all awards to our executive officers, except those to our chief executive officer. Our board of directors approves all awards to our chief executive officer. We anticipate that the proposed increase would meet our needs until 2013.

Summary Description of the 2005 Stock Incentive Plan

The following summary of the 2005 Plan, as amended to reflect this proposal, is qualified in its entirety by reference to the 2005 Plan, a copy of which is attached as Appendix A to the electronic copy of this Proxy Statement filed with the SEC and may be accessed from the SEC’s website at www.sec.gov. In addition, a copy of the 2005 Plan may be obtained by making a written request to us, c/o our Executive Vice President, General Counsel and Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139.

Purpose

The principal purpose of the 2005 Plan is to advance the interests of Idenix and its stockholders by:

•	enhancing our ability to attract, retain and motivate persons upon whose judgment, initiative and effort we depend in large part for the successful conduct of our business; and

•	encouraging such persons to acquire a proprietary interest in Idenix.

Effective Date; Amendment and Expiration

The 2005 Plan was adopted by our board of directors on May 11, 2005 and will terminate on May 10, 2015. Our stockholders approved the 2005 Plan in June 2005 at the 2005 Annual Meeting of Stockholders. On March 29, 2007, our board of directors adopted an amendment to the 2005 Plan that increased from 3,000,000 to 6,000,000 the number of shares of common stock available for issuance with respect to awards granted under the 2005 Plan (subject to adjustment for certain changes in our capitalization). At the 2007 Annual Meeting of Stockholders, our stockholders approved an amendment to the 2005 Plan to increase from 3,000,000 to 6,000,000 the number of shares of common stock available for issuance with respect to awards granted under the 2005 Plan (subject to adjustment for certain changes in our capitalization) ..

Our board of directors may terminate or amend the 2005 Plan at any time, subject to stockholder approval under certain circumstances provided in the 2005 Plan. No amendment or termination of the 2005 Plan will adversely affect the rights provided in any award granted under the 2005 Plan prior to the plan amendment or termination. No award may be made under the 2005 Plan after the plan expiration date. Awards made prior to the plan expiration may extend beyond such date. After an amendment to the 2005 Plan, no Section 162(m) designated award shall become exercisable, realizable or vested (to the extent such amendment was required to grant such award) unless and until such amendment shall have been approved by our stockholders as required by Section 162(m).

Shares Subject to the Plan

Subject to certain adjustments, 9,000,000 shares of our common stock may be issued pursuant to the 2005 Plan. As of March 31, 2010, 5,568,134 shares of our common stock were subject to awards outstanding under the 2005 Plan.

If any award granted under the 2005 Plan is forfeited or the award otherwise terminates without the issuance of any shares, the shares associated with such award will be available for future grants subject, however, in the case of incentive stock options to any limitations under the Code. In addition, shares that are tendered to Idenix by a participant as payment of the exercise price of any stock option, or shares withheld from any award to satisfy a participant’s tax withholding obligations, will be added to the number of shares available for grant under the 2005 Plan.  In the event of stock dividends, stock splits, other recapitalizations, reclassifications or other specified events affecting us and shares of our common stock, appropriate and equitable adjustments shall be made to the number and kind of shares available for grant, as well as to other maximum limitations, under the 2005 Plan, and the number and kind of shares common stock or other rights and prices under outstanding awards.

Description of Awards

The 2005 Plan provides for the grant of stock options, restricted stock awards, stock appreciation rights and other stock-based awards.

Stock Options.  Stock options granted under the 2005 Plan may be awarded as either incentive stock options (within the meaning of Section 422 of the Code) or as nonstatutory stock options. Stock options provide award recipients with the right, subject to the terms and conditions that are specified in connection with the option grant, to purchase a specified number of shares of our common stock at a specified option price. All options that are granted under the 2005 Plan will be granted at an exercise price equal to or greater than the fair market value of our common stock on the date of grant. Fair market value is calculated as the average of the open and close prices of our common stock as reported on the NASDAQ Global Market on such date. Under current law, only our employees are eligible to receive incentive stock options. The maximum value of shares of common stock (determined at the time of grant) that may be subject to incentive stock options that become exercisable by an employee in any one year is limited to $100,000. Additionally, current law provides that incentive stock options granted to optionees holding more than 10% of the total combined voting power of Idenix or our subsidiaries must have an exercise price at least equal to 110% of the fair market value of the underlying common stock. Options may not be granted for a term in excess of ten years (five years in the case of incentive stock options granted to optionees holding more than 10% of the total combined voting power of Idenix or our subsidiaries). The 2005 Plan permits our board of directors to determine the manner of payment of the exercise price of options. Such methods include payment by cash, by check, by means of a broker assisted “cashless exercise,” by surrender to us of shares of our common stock, by any combination of such methods or by any other lawful means approved by our board of directors.

Restricted Stock Awards.  A restricted stock award represents shares of common stock that are issued subject to restrictions on transfer and vesting requirements as determined by our board of directors. Vesting requirements may be based on the continued employment of the participant for specified time periods and/or on the attainment of specified business performance goals established by our board of directors. Subject to the transfer restrictions and vesting requirements of the award, the participant will have rights possessed by our other stockholders, including all voting and dividend rights, during the restriction period, unless our board of directors determines otherwise at the time of the grant.

Restricted Stock Units.  An award of restricted stock units provides the participant the right to receive payment at the end of a vesting period based on the value of a share of common stock at the time of vesting. Stock units are subject to vesting requirements, restrictions and conditions to payment as our board of directors determines are appropriate. Such vesting requirements may be based on the continued employment of the participant for a specified time period or on the attainment of specified business performance goals established by our board of directors. Restricted stock unit awards will be settled in shares of our common stock.

Stock Appreciation Rights.  A stock appreciation right may be granted either in tandem with an option or without a related option. A stock appreciation right entitles the participant, upon exercise, to receive a payment based on the excess of the fair market value of a share of common stock on the date of exercise over the base price of the right (which may not be less than the fair market value of a share of common stock on the date of grant), multiplied by the number of shares of common stock as to which the right is being exercised.

Other Stock-Based Awards.  Under the 2005 Plan, our board of directors has the right to grant other awards having such terms and conditions as our board of directors may determine that are valued in whole or in part by reference to or are based upon our common stock. We refer to these as other stock unit awards.

Section 162(m) Awards

Our board of directors may grant awards of restricted stock awards or other stock units that are intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code. With respect to such awards, our board of directors shall make all determinations necessary to establish the terms of the award within 90 days of the beginning of the performance period. Under Section 162(m), the terms of the award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the award, and must preclude discretion to increase the amount of compensation payable under the terms of the award (but may give our board of directors discretion to decrease the amount of compensation payable). For each such award, the performance criteria upon which the payment or vesting may be based shall be limited to one or more of the following business measures, which may be applied with respect to Idenix or any of our subsidiaries or business units, and which may be measured on an absolute or relative to peer-group basis: (i) stock price, (ii) market share; (iii) regulatory compliance; (iv) total shareholder return; (v) cash flow; (vi) filing of regulatory applications with respect to new product candidates and new drug products; (vii) commercial launch of new drug products; (viii) successful completion of clinical trials, and (ix) successful discovery of new product candidates.

Eligibility to Receive Awards

During 2009, we granted to our named executive officers options to purchase 485,000 shares of our common stock under the 2005 Plan. For a further description, see “Executive Compensation – Grants of Plan – Based Awards.”  In addition, options to purchase an aggregate of 515,000 shares of our common stock at an average weighted exercise price of $5.46 per share were granted to all executive officers as a group during 2009.  During 2009, options to purchase 396,500 shares of our common stock at an average weighted exercise price of $5.46 per share were granted to all other employees as a group. All of these options were granted under the 2005 Plan.

Under the 2005 Plan, Idenix’s officers, employees, directors, consultants and advisors and the officers, employees, directors and advisors of our subsidiaries and other business ventures in which we have a significant interest are eligible to participate and receive awards. As of March 31, 2010, approximately 131 persons, consisting of six executive officers, 120 other employees and five non-employee directors (excluding Messrs. Pelzer, Projan and Rosenberg who are not granted equity awards for service as a director), were eligible to receive awards under the 2005 Plan. The Compensation Committee will determine which eligible participants, including our executive officers and non-employee directors, receive awards under the 2005 Plan. The granting of awards under the 2005 Plan is discretionary and we cannot now determine the number or type of awards to be granted in the future to any particular person or group. On March 31, 2010 the last reported sale price of our common stock by NASDAQ was $ 2.82 per share.

Since adoption of the 2005 Plan, the following options have been granted under the 2005 Plan to the following persons and groups through March 31, 2010:

No. of Options
Granted

Named Executive Officers:
Jean-Pierre Sommadossi, Chief Executive Officer	1,445,000
Ronald C. Renaud, Jr., Chief Financial Officer and Treasurer	515,000
Douglas Mayers, M.D., Executive Vice President and Chief Medical Officer	260,000
David N. Standring, Ph.D., Executive Vice President, Biology	230,000
John Weidenbruch, Executive Vice President, General Counsel and Secretary	335,000
All Current Executive Officers as a Group	2,935,000
All Current Directors who are not Executive Officers as a Group	408,333
Each Director Nominee:
Jean-Pierre Sommadossi	1,445,000
Charles W. Cramb	110,000
Wayne T. Hockmeyer	100,000
Thomas R. Hodgson	100,000
Tamar D. Howson	18,333
Robert E. Pelzer	-
Denise Pollard-Knight	80,000
Steven Projan	-
Anthony Rosenberg	-
All Former Directors	165,000
All Employees, including all Current Officers who are not Executive Officers, as a Group:	4,682,968

Novartis’s Ability to Maintain its Percentage Ownership Interest

As we issue shares of our common stock upon exercise of options, grant of restricted stock awards, settlement of restricted stock units and stock appreciation rights or otherwise in connection with other stock or stock-based awards granted under the 2005 Plan, Novartis has the right to purchase such number of shares as is required to maintain its percentage ownership for the same consideration per share paid by others acquiring our common stock pursuant to awards granted under the 2005 Plan.

Reorganization Event

The 2005 Plan contains provisions addressing the consequences of any “reorganization event” which is generally defined as (i) any merger or consolidation of Idenix with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled or (b) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of Idenix. In connection with a reorganization event, the board of directors will provide that the awards will be assumed, or substantially equivalent awards may be substituted, by the acquiring or succeeding company. In the event that the acquiring or succeeding company does not agree to assume or substitute substantially equivalent awards, the board of directors may (i) upon written notice, provide that all unexercised options or other unexercised awards will become exercisable in full and will terminate immediately prior to the consummation of such reorganization event unless exercised within a specified period following the date of such notice, (ii) provide that outstanding awards will become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such reorganization event, (iii) in the event of a reorganization event under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event (referred to as the “acquisition price”), make or provide for a cash payment to an award holder equal to (A) the acquisition price times the number of shares of common stock subject to the holder’s awards (to the extent the exercise price does not exceed the acquisition price) minus (B) the aggregate exercise price of all the holder’s outstanding awards, in exchange for the termination of such awards, (iv) provide that, in connection with a liquidation or dissolution of Idenix, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (v) any combination of the foregoing.

Foreign Jurisdictions

Our board of directors may modify awards made to participants of the plan who are foreign nationals or employed outside the United States, not inconsistent with the intent of the 2005 Plan, or establish subplans or procedures under the 2005 Plan as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of foreign jurisdictions with respect to awards that may be subject to such laws. The terms and conditions of such awards may vary from the terms and conditions that would otherwise be required by the 2005 Plan solely to the extent our board of directors deems necessary for such purpose.

Award Limits

The maximum number of shares with respect to which awards may be granted per calendar year under the 2005 Plan to any participant may not exceed 500,000 shares.

Administration

The 2005 Plan is administered by our board of directors. Our board of directors has the authority to grant awards and adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2005 Plan and to interpret the provisions of the 2005 Plan. Pursuant to the terms of the 2005 Plan, our board of directors may delegate authority under the 2005 Plan to one or more committees of our board of directors or to one or more officers of the company, subject to certain limitations. Our board of directors has authorized the Compensation Committee to administer certain aspects of the 2005 Plan and has, from time to time, authorized our chief executive officer to make grants of stock option awards to certain non-executive employees of Idenix. Our board of directors has retained for itself such authority as it has determined is necessary to satisfy the requirements of Rule 16b-3 under the Exchange Act and Section 162(m) of the Code that relate to independence and non-employee status of directors effecting awards under the 2005 Plan.

Subject to any applicable limitations contained in the 2005 Plan, our board of directors, Compensation Committee, or any other committee to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines the following information: the types of awards to be granted, the time at which awards will be granted, the number of shares of common stock, units or other rights subject to each award, the exercise, base or purchase price of an award, the time or times at which the award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an award, and the duration of the award.

Federal Income Tax Consequences

The following summarizes the U.S. federal income tax consequences that generally will arise with respect to awards granted under the 2005 Plan to participants who are subject to U.S. federal income tax. This summary is based on the tax laws in effect as of the date of this proxy statement. This summary assumes that awards granted under the 2005 Plan are exempt from or comply with the rules under Section 409A of the Code related to nonqualified deferred compensation. The 2005 Plan provides that no award will provide for the deferral of compensation that does not comply with Section 409A of the Code, unless the board, at the time of grant, specifically provides that the award is not intended to comply with Section 409A. Changes to these laws could alter the tax consequences described below. A participant should contact their own tax advisor to determine the specific tax implications of options held by the participant.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us, any current or future corporate parent or a 50% or more owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if the selling price proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options.  A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights. A participant will not have income upon the grant of a stock appreciation right.  A participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received.  Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised.  This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock.  A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units. A participant will not have income upon the grant of a restricted stock unit.  A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award.  When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date.  Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards.  The tax consequences associated with any other stock-based award granted under the 2005 Plan will vary depending on the specific terms of such award.  Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to Idenix.  There will be no tax consequence to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations under Section 162(m) of the Code.

Our board of directors believes that the approval of the amendment of the 2005 Plan is in our best interests and the best interests of our stockholders and therefore recommends a vote “FOR” this proposal.

OTHER INFORMATION

Other Matters

Our board of directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the proxy card to vote, or otherwise act, in accordance with their judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports provided to us by the persons required to file such reports and written representations made to us by such persons, we believe that during 2009 all filings required to be made by our directors, executive officers and holders of more than 10% of our common stock were timely made in accordance with the Section 16(a) filing requirements.

Stockholder Proposals for the 2011 Annual Meeting

Stockholder proposals submitted pursuant to Rule 14a-8 under the SEC rules for inclusion in our proxy materials for our 2011 annual meeting of stockholders must be received by us at our principal office in Cambridge, Massachusetts, not later than December 31, 2010. We suggest that stockholder proponents submit their proposals by certified mail, return receipt requested, addressed to us c/o Secretary, 60 Hampshire Street, Cambridge, Massachusetts 02139.

The persons designated in the proxy card will be granted discretionary authority with respect to any stockholder proposal for the 2011 annual meeting of stockholders not submitted pursuant to Rule 14a-8.

By Order of the Board of Directors,

JOHN F. WEIDENBRUCH
Secretary

April 30, 2010

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.

Appendix A

IDENIX PHARMACEUTICALS, INC.

2005 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this 2005 Stock Incentive Plan (the “Plan”) of Idenix Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders.  Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers, directors, consultants and advisors are eligible to receive options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards (each, an “Award”) under the Plan.  Each person who receives an Award under the Plan is deemed a “Participant”.

3.	Administration and Delegation

(a)  Administration by Board of Directors.  The Plan will be administered by the Board.  The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable.  The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency.  All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.  No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b)  Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”).  All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c)  Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards to non-officer employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any "officer" of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.	Stock Available for Awards

(a)  Number of Shares.  Subject to adjustment under Section 9, Awards may be made under the Plan for up to 2,200,000 shares of common stock, $.001 par value per share, of the Company (the “Common Stock”) plus the number of shares previously authorized for issuance under the Company’s 2004 Stock Incentive Plan: (i) which are not subject to outstanding options on June 7, 2005; or (ii) which become available for future Award grants as a result of the subsequent forfeiture, lapse or expiration of options granted pursuant to the 2004 Stock Incentive Plan and outstanding as of June 7, 2005.  If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan.  Further, shares of Common Stock tendered to the Company by a Participant to exercise an Award shall be added to the number of shares of Common Stock available for the grant of Awards under the Plan.   However, in the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code.  Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b)  Section 162(m) Per-Participant Limit.  The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 500,000 per calendar year.  For purposes of the foregoing limit, the combination of an Option in tandem with an SAR (as each is hereafter defined) shall be treated as a single Award.  The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

5.	Stock Options

(a)  General.  The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.  An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.

(b)  Incentive Stock Options.  An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the of Company, any of the of Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code.  The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board pursuant to Section 10(f), including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c)  Exercise Price.  The Board shall establish the exercise price of each Option provided however that the exercise price shall not be less than 100% of the Fair Market Value (as hereinafter defined) per share of Common Stock on the date of grant.  The exercise price shall be specified in the applicable option agreement.

(d)           Limitation on Repricing.  Unless such action is approved by the Company’s stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9) and (2) the Board may not cancel any outstanding Option and grant in substitution therefore new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled Option.

(e)           No Reload Rights.  No Option granted under the Plan shall contain any provision entitling the optionee to the automatic grant of additional Options in connection with any exercise of the original Option.

(f)   Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided however that no Option will be granted for a term in excess of 10 years.

(g)  Exercise of Option.  Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(h) for the number of shares for which the Option is exercised.  Shares of Common Stock subject to the Option will be delivered by the Company following exercise either as soon as practicable or, subject to such conditions as the Board shall specify, on a deferred basis (with the Company’s obligation to be evidenced by an instrument providing for future delivery of the deferred shares at the time or times specified by the Board).

(h)  Payment Upon Exercise.  Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)           in cash or by check, payable to the order of the Company;

(2)           except as the Board may otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)           when the Common Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for at least six months (or such other period as the Board may deem appropriate for purposes of satisfication of applicable accounting rules), if any, as may be established by the Board in its discretion, and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)           by payment of such other lawful consideration as the Board may determine; or

(5)           by any combination of the above permitted forms of payment.

(i)   Substitute Options. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof.  Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2.  Substitute Options shall not count against the overall share limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.

6.	Stock Appreciation Rights.

(a)           General. A Stock Appreciation Right, or SAR, is an Award entitling the holder, upon exercise, to receive an amount in Common Stock determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock.  The date as of which such appreciation or other measure is determined shall be the exercise date.

(b)  Grants.  Stock Appreciation Rights may be granted in tandem with, or independent of, Options granted under the Plan.

(c)  Exercise.  Stock Appreciation Rights may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

7.	Restricted Stock; Restricted Stock Units.

(a)  General.  The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award.  Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock to be delivered at the time such shares of Common Stock vest (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b)  Terms and Conditions.  The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price.

(c)  Stock Certificates.  Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee).  At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”).  In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

8.	Other Stock-Based Awards.

Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock Unit Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future.  Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled.  Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine.  Subject to the provisions of the Plan, the Board shall determine the conditions of each Other Stock Unit Awards, including any purchase price applicable thereto.

9.	Adjustments for Changes in Common Stock and Certain Other Events.

(a)  Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sub-limit set forth in Section 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions of each Stock Appreciation Right, (v) the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions of each outstanding Other Stock Unit Award, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board.  If this Section 9(a) applies and Section 9(b) also applies to any event, Section 9(b) shall be applicable to such event, and this Section 9(a) shall not be applicable.

(b)  Reorganization Events.

(1)           Definition.  A “Reorganization Event” shall mean:  (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

(2)           Consequences of a Reorganization Event on Awards Generally.  Upon the occurrence of a Reorganization Event, or the execution by the Company of any agreement with respect to a Reorganization Event, the Board shall provide that all outstanding Awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof).  Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Awards, then the Board may (i) upon written notice to a Participant, provide that the Participant’s unexercised Options or other unexercised Awards shall become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (ii) provide that outstanding Awards shall become realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iii) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Options or other Awards (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of all such outstanding Options or other Awards, in exchange for the termination of such Options or other Awards, (iv) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (v) any combination of the foregoing.

(3)           Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards.  For purposes of Section (2) above, an Option, SAR or Other Stock Unit Award shall be considered assumed if, following consummation of the Reorganization Event, the Option, SAR or Other Stock Unit Award confers the right to receive, for each share of Common Stock subject to the Option, SAR or Other Stock Unit Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or other payment of Options, SARs or Other Stock Unit Awards to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.  To the extent all or any portion of an Option becomes exercisable solely as a result of clause (2)(i) above, the Board may provide that upon exercise of such Option the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Option exercise price; such repurchase right (x) shall lapse at the same rate as the Option would have become exercisable under its terms and (y) shall not apply to any shares subject to the Option that were exercisable under its terms without regard to clause (2)(i) above.

(4)           Consequences of a Reorganization Event on Restricted Stock Awards.  Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.  Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

10.	General Provisions Applicable to Awards

(a)  Transferability of Awards.  Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant.  References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b)  Documentation.  Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine.  Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)  Board Discretion.  Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award.  The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d)  Termination of Status.  The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other  change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e)  Withholding.  Each Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with an Award to such Participant.  If provided for in an Award or otherwise approved by the Company, for so long as the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).  Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.  The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f)  Amendment of Award.  Except as otherwise provided in Section 5(d), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(g)   Conditions on Delivery of Stock.  The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)  Acceleration.  The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i)  Performance Conditions.

(1)           This Section 10(i) shall be administered by a Committee approved by the Board, all of the members of which are “outside directors” as defined by Section 162(m) or in the absence of a committee so constituted, the Board as a whole (the “Section 162(m) Committee”).

(2)           Notwithstanding any other provision of the Plan, if the Section 162(m) Committee determines, at the time a Restricted Stock Award or Other Stock Unit Award is granted to a Participant, that such Participant is, or may be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee (as defined in Section 162(m)), then the Section 162(m) Committee may provide that this Section 10(i) is applicable to such Award.

(3)           If a Restricted Stock Award or Other Stock Unit Award is subject to this Section 10(i), then the lapsing of restrictions thereon and the distribution of cash or Shares pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Section 162(m) Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following:  (a) stock price, (b) market share, (c) regulatory compliance, (d) total shareholder return, (e) cash flow, (f) filing of regulatory applications with respect to new product candidates and drug products, (g) commercial launch of new drug products, (h) successful completion of clinical trials, and (i) successful discovery of new drug candidates and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.  Such performance goals:  (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Section 162(m) Committee; and (iii) shall be set by the Section 162(m) Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m).

(4)           Notwithstanding any provision of the Plan, with respect to any Restricted Stock Award or Other Stock Unit Award that is subject to this Section 10(i), the Section 162(m) Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Section 162(m) Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant.

(5)           The Section 162(m) Committee shall have the power to impose such other restrictions on Awards subject to this Section 10(i) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

11.	Miscellaneous

(a)  No Right To Employment or Other Status.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company.  The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)  No Rights As Stockholder.  Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.  Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c)  Effective Date and Term of Plan.  The Plan shall become effective on the date on which it is adopted by the Board, but no Award may be granted unless and until the Plan has been approved by the Company's stockholders.  No Awards shall be granted under the Plan after the completion of 10 years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.

(d)  Amendment of Plan.  The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided that, to the extent determined by the Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement shall become effective until such stockholder approval is obtained.  No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

(e)  Provisions for Foreign Participants.  The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f)  Compliance With Code Section 409A.  No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code.

(g)  Governing Law.  The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

(h)           Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to this Plan containing (i) such limitations on the Board's discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

IDENIX PHARMACEUTICALS, INC.
AMENDMENT NO. 1 TO
2005 STOCK INCENTIVE PLAN

The 2005 Stock Incentive Plan of Idenix Pharmaceuticals, Inc. (the “Company”) is hereby amended as follows:

The first sentence of Section 4(a) of the 2005 Stock Incentive Plan be and hereby is amended and restated and shall read as follows:

“Subject to adjustment under Section 9, Awards may be made under the Plan for up to 5,200,000 shares of common stock, $.001 par value per share, of the Company (the “Common Stock”) plus an additional 800,000 shares of common stock, representing the number of shares previously authorized for issuance under the Company’s 2004 Stock Incentive Plan: (i) which are not subject to outstanding options on June 7, 2005; or (ii) which become available for future Award grants as a result of the subsequent forfeiture, lapse or expiration of options granted pursuant to the 2004 Stock Incentive Plan and outstanding as of June 7, 2005.”

Capitalized terms used herein and not defined shall have the respective meaning ascribed to such terms in the 2005 Stock Incentive Plan.

Except as aforesaid, the 2005 Stock Incentive Plan shall remain in full force and effect.

Approved by the Board of Directors on March 29, 2007 Approved by the Stockholders on May 31, 2007

IDENIX PHARMACEUTICALS, INC.
AMENDMENT NO. 2 TO
2005 STOCK INCENTIVE PLAN

The 2005 Stock Incentive Plan of Idenix Pharmaceuticals, Inc. (the “Company”) is hereby amended as follows:

 The first sentence of Section 4(a) of the 2005 Stock Incentive Plan be and hereby is amended and restated and shall read as follows:

“Subject to adjustment under Section 9, Awards may be made under the Plan for up to 8,200,000 shares of common stock, $.001 par value per share, of the Company (the “Common Stock”) plus the number of shares previously authorized for issuance under the Company’s 2004 Stock Incentive Plan: (i) which are not subject to outstanding options on June 7, 2005; or (ii) which become available for future Award grants as a result of the subsequent forfeiture, lapse or expiration of options granted pursuant to the 2004 Stock Incentive Plan and outstanding as of June 7, 2005.”

Capitalized terms used herein and not defined shall have the respective meaning ascribed to such terms in the 2005 Stock Incentive Plan.

Except as aforesaid, the 2005 Stock Incentive Plan shall remain in full force and effect.

Approved by the Board of Directors on December 10, 2009 Approved by the Stockholders on             , 2010

Idenix Pharmaceuticals, Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

    Annual Meeting Proxy Card

 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR the director nominees and FOR Proposals 2 and 3.
1.	To elect nine directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified.									+
	Nominees:	For	Withhold		For	Withhold		For	Withhold
	01 - Jean-Pierre Sommadossi, Ph.D.	☐	☐	02 - Charles W. Cramb	☐	☐	03 - Steven Projan, Ph.D.	☐	☐

	04 - Wayne T. Hockmeyer, Ph.D.	☐	☐	05 - Thomas R. Hodgson	☐	☐	06 - Robert E. Pelzer	☐	☐

	07 - Denise Pollard- Knight, Ph.D.	☐	☐	08 - Anthony Rosenberg	☐	☐	09 – Tamar D. Howson	☐	☐

	For	Against	Abstain

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the current fiscal year ending December 31, 2010.	☐	☐	☐

	For	Against	Abstain

3. To approve an amendment to our 2005 Stock Incentive Plan increasing the number of shares of common stock authorized for issuance thereunder from 6,000,000 to 9,000,000 shares.	☐	☐	☐

B	Non - Voting Items
Change of Address — Please print new address below.	Comments— Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

+

<STOCK#>

    PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Idenix Pharmaceuticals, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

JUNE 3, 2010

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Jean-Pierre Sommadossi and John F. Weidenbruch, and each of them with full power of substitution, as proxies for those signing on the reverse side to act and vote all shares of common stock, $0.001 par value per share, of Idenix Pharmaceuticals, Inc., a Delaware corporation (the “Company”), held by the undersigned as of the close of business on April 9, 2010 at the 2010 Annual Meeting of Stockholders and at any adjournments or postponements thereof as indicated herein upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting and, in their discretion, upon any other matters which may properly come before the Annual Meeting. Each proposal included in this proxy has been proposed by the Company, and none of the proposals are conditioned upon approval of any other proposal.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL NUMBERS 2 AND 3.  Attendance of the undersigned at the meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned revokes this proxy in writing before it is exercised.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN ENCLOSED REPLY ENVELOPE

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

CONTINUED AND TO BE VOTED ON REVERSE SIDE